UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(5)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ADVANCE AUTO PARTS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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ADVANCE AUTO PARTS, INC.
5008 AIRPORT ROAD
ROANOKE, VIRGINIA 24012
______________

 NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS
May 17, 2017
_____________
It is my pleasure to invite you to attend the 2017 Annual Meeting of the Stockholders (the "Annual Meeting") of Advance Auto Parts, Inc. (the "Company"), a Delaware corporation, on Wednesday, May 17, 2017 at 8:30 a.m. Eastern Daylight Time (EDT).  The meeting will be held at the Advance Auto Parts Store Support Center, University Building, 4709 Hargrove Road, Raleigh, North Carolina 27616.

At the Annual Meeting, stockholders will vote on the following matters, which are further described in the attached proxy statement (the "Proxy Statement"):

1.	Election of the eleven nominees named in the Proxy Statement to the Board of Directors to serve until the 2018 annual meeting of stockholders;
2.Advisory vote to approve the compensation of the Company’s named executive officers;

3.	Advisory vote on the frequency of the stockholder advisory vote on the compensation of the Company's named executive officers;

4.	Approval of the Advance Auto Parts, Inc. 2017 Amended and Restated Executive Incentive Plan;

5.	Ratification of the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2017;

6.
Approval of a proposal to amend the Company's Certificate of Incorporation to reduce the threshold stock ownership requirement from 25 percent to 10 percent for stockholders to call a special meeting; and

7.	Action upon such other matters, if any, as may properly come before the meeting.

The Board of Directors recommends a vote FOR Proposal Nos. 1 through 6 with the specification of an annual vote for Proposal No. 3. The persons named as proxies will use their discretion to vote on other matters that may properly arise at the Annual Meeting.

The Board of Directors set March 20, 2017 as the Record Date.  Only holders of record of our common stock at the close of business on that day are entitled to vote at our Annual Meeting or any adjournment of our Annual Meeting.

We invite you to attend our Annual Meeting and vote.  We urge you, after reading the Proxy Statement, to sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope or vote your proxy by Internet or telephone by following the instructions on the form of proxy.  If you attend our Annual Meeting, you may vote in person, even if you previously voted by proxy.
By order of the Board of Directors,
Tammy Moss Finley
Executive Vice President, General Counsel
and Corporate Secretary
Roanoke, Virginia
April 6, 2017

TABLE OF CONTENTS

ABOUT THE ANNUAL MEETING AND VOTING	1

PROPOSAL NO. 1 ELECTION OF DIRECTORS	7

Nominees for Election to Our Board	7

CORPORATE GOVERNANCE	12

MEETINGS AND COMMITTEES OF THE BOARD	16

DIRECTOR COMPENSATION	19

COMPENSATION COMMITTEE REPORT	22

COMPENSATION DISCUSSION AND ANALYSIS	22

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION	37

Summary Compensation Table	37

2016 Grants of Plan-Based Awards Table	39

Outstanding Equity Awards at 2016 Fiscal Year-End Table	41

2016 Option Exercises and Stock Vested Table	42

2016 Non-Qualified Deferred Compensation Table	43

Potential Payments Upon Termination of Employment or Change in Control Table	44

PROPOSAL NO. 2 STOCKHOLDER ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS	46

INFORMATION CONCERNING OUR EXECUTIVE OFFICERS	47

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	48

STOCK OWNERSHIP GUIDELINES FOR DIRECTORS AND EXECUTIVE OFFICERS	50

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	51

EQUITY COMPENSATION PLAN INFORMATION TABLE	51

PROPOSAL NO. 3 STOCKHOLDER ADVISORY VOTE ON THE FREQUENCY OF THE STOCKHOLDER VOTE ON THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS	52

PROPOSAL NO. 4 APPROVAL OF ADVANCE AUTO PARTS, INC. 2017 AMENDED AND RESTATED EXECUTIVE INCENTIVE PLAN	53

PROPOSAL NO. 5 RATIFICATION OF APPOINTMENT BY THE AUDIT COMMITTEE OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017	55

AUDIT COMMITTEE REPORT	57

PROPOSAL NO. 6 APPROVAL OF AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO REDUCE THE THRESHOLD STOCK OWNERSHIP REQUIREMENT FOR STOCKHOLDERS TO CALL A SPECIAL MEETING	58

OTHER MATTERS	60

APPENDIX A - ADVANCE AUTO PARTS, INC. 2017 AMENDED AND RESTATED EXECUTIVE INCENTIVE PLAN	A-1

______________

ADVANCE AUTO PARTS, INC.
PROXY STATEMENT
FOR 2017 ANNUAL MEETING OF STOCKHOLDERS
______________

ABOUT THE ANNUAL MEETING AND VOTING

Important Notice Regarding Availability of Proxy Materials for Stockholder Meeting to be Held on May 17, 2017.

This Proxy Statement and the 2016 annual report to stockholders are available on our Internet website at www.AdvanceAutoParts.com.

What is the purpose of the Annual Meeting?

At our Annual Meeting, the stockholders will act upon the matters outlined in the Notice of Meeting on the first page of this Proxy Statement, including the election of the eleven nominees named below as directors, an advisory vote to approve the compensation of our named executive officers, an advisory vote on the frequency of the stockholder advisory vote on the compensation of our named executive officers, the approval of our 2017 Amended and Restated Executive Incentive Plan, the ratification of our independent registered public accounting firm (the "independent auditors") and approval of a proposal to amend the Company's Certificate of Incorporation to reduce the threshold stock ownership requirement from 25 percent to 10 percent for stockholders to call a special meeting. This Proxy Statement summarizes the information you need to know to vote at the Annual Meeting.  This Proxy Statement and form of proxy were first mailed to stockholders on or about April 6, 2017.

When and where will the Meeting be held?

The 2017 Annual Meeting will be held on Wednesday, May 17, 2017 at 8:30 a.m. (EDT), at the Advance Auto Parts Store Support Center University Building located at 4709 Hargrove Road, Raleigh, North Carolina 27616.  Our Store Support Center is accessible to persons with disabilities.  If you have a disability, we can provide reasonable assistance to help you participate in the meeting upon request.

Who is soliciting my vote?

Our Board of Directors ("Board") is soliciting your proxy to vote at the Annual Meeting.

Will a proxy solicitor be used?

Yes, we have engaged Okapi Partners LLC ("Okapi Partners") to assist in the solicitation of proxies for the Annual Meeting and we estimate we will pay Okapi Partners a fee of approximately $15,000. We have also agreed to reimburse Okapi Partners for reasonable administrative and out-of-pocket expenses incurred in connection with the proxy solicitation and indemnify Okapi Partners against certain losses, costs and expenses.

What will I be voting on?

At the Annual Meeting, stockholders will vote on the following matters:

1.	The election of the following eleven nominees to the Board to serve until the 2018 annual meeting of stockholders:

• John F. Bergstrom	• Adriana Karaboutis
• John C. Brouillard	• Eugene I. Lee, Jr.
• Brad W. Buss	• William S. Oglesby
• Fiona P. Dias	• Reuben E. Slone
• John F. Ferraro	• Jeffrey C. Smith
• Thomas R. Greco

2.	Advisory vote to approve the compensation of the Company’s named executive officers;

3.	Advisory vote on the frequency of the stockholder advisory vote on the compensation of the Company's named executive officers;

4.	Approval of the Advance Auto Parts, Inc. 2017 Amended and Restated Executive Incentive Plan;

5.	Ratification of the appointment by the Audit Committee of Deloitte & Touche LLP ("Deloitte") as the Company’s independent registered public accounting firm for 2017;

6.
Approval of a proposal to amend the Company's Certificate of Incorporation to reduce the threshold stock ownership requirement from 25 percent to 10 percent for stockholders to call a special meeting; and

7.    Action upon such other matters, if any, as may properly come before the meeting.

What are the voting recommendations of the Board?

The Board recommends the following votes:

1.	FOR the election of each of the eleven director nominees to the Board ("Proposal No. 1");

2.	FOR the advisory vote to approve the compensation of the Company’s named executive officers ("Proposal No. 2");

3.	FOR an advisory vote that our stockholders be provided the opportunity every year to approve the compensation of our named executive officers by a stockholder advisory vote ("Proposal No. 3");

4.	FOR the approval of our 2017 Amended and Restated Executive Incentive Plan ("Proposal No. 4");

5.	FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for 2017 ("Proposal No. 5"); and

6.
FOR the approval of an amendment of the Company's Certificate of Incorporation to reduce the threshold stock ownership requirement from 25 percent to 10 percent for stockholders to call a special meeting ("Proposal No. 6").

Will any other matters be voted on?

The Board does not intend to present any other matters at the Annual Meeting.  We do not know of any other matters that will be brought before the stockholders for a vote at the Annual Meeting.  If any other matter is properly brought before the Annual Meeting, your signed proxy card gives authority to Tammy M. Finley and Thomas B. Okray as proxies, with full power of substitution ("Proxies"), to vote on such matters in their discretion in accordance with their best judgment.

Who is entitled to vote?

Stockholders of record as of the close of business on March 20, 2017 (the "Record Date") are entitled to vote at the Annual Meeting.

How many votes do I have?

You will have one vote for every share of Company common stock that you owned at the close of business on the Record Date.  You are not entitled to cumulate your votes.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Many stockholders hold their shares through a broker or bank rather than directly in their own names.  As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record
If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by the Company.

Beneficial Owner
If your shares are held in a stock brokerage account or by a bank, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your bank or broker, which is considered the stockholder of record of these shares.  As the beneficial owner, you have the right to direct your bank or broker how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the stockholder of record.  Your bank or broker has enclosed a voting instruction card to provide you directions for how to vote your shares.

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	By Internet at www.proxyvote.com;

•	By toll-free telephone at 1-800-690-6903;

•	By completing and mailing your proxy card; or

•	By written ballot at the Annual Meeting.

If you vote by Internet or telephone, your vote must be received by 11:59 P.M. (EDT) on May 16, 2017, the day before the Annual Meeting.  Your shares will be voted as you indicate.  If you sign and return your proxy card but you do not indicate your voting preferences, the Proxies will vote your shares FOR Proposal Nos. 1, 2 and 4 through 6 and FOR an annual vote for Proposal 3.

If your shares are held in street name, you should follow the voting directions provided by your bank or broker.  You may complete and mail a voting instruction card to your bank or broker or, in most cases, submit voting instructions by the Internet or telephone to your bank or broker.  If you provide specific voting instructions by mail, the Internet or telephone, your shares should be voted by your bank or broker as you have directed.  AS A RESULT OF THE NEW YORK STOCK EXCHANGE’S RULES, YOUR BANK OR BROKER CANNOT VOTE WITH RESPECT TO ANY PROPOSAL, EXCEPT FOR PROPOSAL NO. 5, UNLESS IT RECEIVES VOTING INSTRUCTIONS FROM YOU.

We will distribute written ballots at the Annual Meeting to any stockholder who wants to vote.  If you hold your shares in street name, you must request a legal proxy from your bank or broker to vote in person at the Annual Meeting.

Can I change my vote or revoke my proxy?

Yes.  If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	Entering a new vote by Internet or telephone by 11:59 P.M. (EDT) on May 16, 2017;

•	Returning a later-dated proxy card;

•
Sending written notice of revocation to Tammy M. Finley, Executive Vice President, General Counsel, and Corporate Secretary at the Company’s address of record, which is 5008 Airport Road, Roanoke, VA 24012; or

•	Completing a written ballot at the Annual Meeting.

If your shares are held in street name, you must follow the specific directions provided to you by your bank or broker to change or revoke any instructions you have already provided to your bank or broker.

Is my vote confidential?

It is our policy that all proxies, ballots, voting instructions and tabulations that identify the vote of a stockholder will be kept confidential from the Company, its directors, officers and employees until after the final vote is tabulated and announced, except in limited circumstances, including: any contested solicitation of proxies, when required to meet a legal requirement, to defend a claim against the Company or to assert a claim by the Company and when written comments by a stockholder appear on a proxy card or other voting material.

How are votes counted?

Votes are counted by inspectors of election designated by the corporate secretary.

Who pays for soliciting proxies?

We will pay for the cost of preparing, assembling, printing and mailing this Proxy Statement and the accompanying form of proxy to our stockholders, as well as the cost of soliciting proxies relating to the Annual Meeting, including the fees of Okapi Partners. We may request banks and brokers to solicit their customers, on whose behalf such banks and brokers hold our common stock in street name.  We will reimburse these banks and brokers for their reasonable out-of-pocket expenses for these solicitations.  We will pay no additional compensation to our officers, directors or employees for these activities.

What is the quorum requirement of the Annual Meeting?

A majority of the outstanding shares of our common stock on the Record Date, represented in person or by proxy at the Annual Meeting, constitutes a quorum for voting on proposals at the Annual Meeting.  If you vote, your shares will be part of the quorum.  Abstentions, including those recorded by brokers holding their customers’ shares, and broker non-votes will be counted in determining the quorum.  On the Record Date, there were 73,818,777 shares outstanding and 417 stockholders of record.  A majority of our common stock, or 36,909,389 shares, will constitute a quorum. A majority of the shares present at the Annual Meeting may adjourn the meeting even if the number of shares present do not constitute a quorum.

What are broker non-votes?

Broker non-votes occur when holders of record, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners by the date specified in the statement requesting voting instructions that has been provided by the bank or broker.

If that happens, the bank or broker may vote those shares only on matters as permitted by The New York Stock Exchange.  The New York Stock Exchange prohibits banks and brokers from voting uninstructed shares in, among other things, the election of directors and matters related to executive compensation; accordingly, banks and brokers cannot vote with respect to any Proposal presented for consideration in this Proxy Statement except for Proposal No. 5 unless they receive voting instructions from the beneficial owners.  Broker non-votes are not treated as votes cast under Delaware law.

What vote is required to approve each proposal?

Proposal No. 1.  For the election of directors, the eleven nominees for director will be elected if they receive a majority of the votes cast at the Annual Meeting for the election of directors.  For purposes of the election of directors, a majority of votes cast means that the number of shares voted "for" a director’s election exceeds 50 percent of the number of votes cast with respect to that director’s election, and votes cast include votes to withhold authority and exclude abstentions and broker non-votes. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the proposal.

Proposal No. 2.  The advisory vote to approve the compensation of the Company’s named executive officers requires the approving vote of a majority of the votes cast on this proposal by the holders of shares of our common stock who are present, or represented by proxy, and entitled to vote at the Annual Meeting. Abstentions count as votes cast and have the effect of a vote against the proposal. The number of votes cast excludes broker non-votes, and broker non-votes will have no effect on the outcome of the proposal. Although the advisory vote to approve the compensation of the Company’s named executive officers is non-binding, the Board and the Compensation Committee will review the voting results and consider them in making future decisions about executive compensation programs.

Proposal No. 3. For the advisory vote on the frequency of the stockholder advisory vote on the compensation of the Company's named executive officers, a plurality of the votes cast on this proposal by the holders of shares of our common stock who are present, or represented by proxy and entitled to vote at the Annual Meeting will be considered the stockholders’ preferred frequency. The number of votes cast excludes broker non-votes, and broker non-votes will have no effect on the outcome of the proposal. Although the vote is non-binding, the Board and the Compensation Committee will review the voting results and consider them in making the decision on the frequency of the stockholder advisory vote on executive compensation, and the

Company will report the Board's final intent in the Current Report on Form 8-K that provides the results of the voting at the Annual Meeting.

Proposal No. 4. Approval of the Advance Auto Parts, Inc. 2017 Amended and Restated Executive Incentive Plan requires the approving vote of a majority of the votes cast on this proposal by the holders of shares of our common stock who are present, or represented by proxy, and entitled to vote at the annual meeting. Abstentions count as votes cast and have the effect of a vote against the proposal. The number of votes cast excludes broker non-votes, and broker non-votes will have no effect on the outcome of the proposal.

Proposal No. 5. Ratification of our independent registered public accounting firm requires the approving vote of a majority of the votes cast on this proposal by the holders of shares of our common stock who are present, or represented by proxy, and entitled to vote at the Annual Meeting.  Abstentions count as votes cast and have the effect of a vote against the proposal.  The number of votes cast excludes broker non-votes, and broker non-votes will have no effect on the outcome of the proposal.

Proposal No. 6. Approval of an amendment to the Company's Certificate of Incorporation to reduce the threshold stock ownership requirement from 25 percent to 10 percent for stockholders to call a special meeting requires the approving vote of a majority of the shares of our common stock entitled to vote at the Annual Meeting.  Abstentions and broker non-votes have the effect of a vote against the proposal.

Who can attend the Annual Meeting?

Only Advance Auto Parts stockholders as of the close of business on the Record Date may attend the Annual Meeting.

What do I need to do to attend the Annual Meeting?

If you are a stockholder of record, your proxy card is your admission ticket to the Annual Meeting.  If you own shares in street name, you will need to ask your broker or bank for an admission ticket in the form of a legal proxy.  You will need to bring the legal proxy with you to the Annual Meeting along with valid picture identification.  If you do not receive the legal proxy in time, bring your most recent brokerage statement with you to the Annual Meeting.  We can use your statement to verify your ownership of our common stock and admit you to the Annual Meeting; however, you will not be able to vote your shares at the Annual Meeting without a legal proxy.

What does it mean if I get more than one proxy card?

It means you own shares in more than one account.  You should vote the shares on each of your proxy cards.

How can I consolidate multiple accounts registered in variations of the same name?

If you have multiple accounts, we encourage you to consolidate your accounts by having all your shares registered in exactly the same name and address.  You may do this by contacting our transfer agent, Computershare, toll-free at (866) 865-6327 or at P.O. Box 30170, College Station, TX 77842, Attention: Shareholder Correspondence.

I own my shares indirectly through my broker, bank or other nominee, and I receive multiple copies of the annual report, proxy statement and other mailings because more than one person in my household is a beneficial owner.  How can I change the number of copies of these mailings that are sent to my household?

If you and other members of your household are beneficial owners, you may eliminate this duplication of mailings by contacting your broker, bank or other nominee.  Duplicate mailings in most cases are wasteful for us and inconvenient for you, and we encourage you to eliminate them whenever you can.  If you have eliminated duplicate mailings, but for any reason would like to resume them, you must contact your broker, bank or other nominee.

I own my shares directly as a registered owner of Company stock and so do other members of my family living in my household.  How can I change the number of copies of the annual report and proxy statement being delivered to my household?

Family members living in the same household generally receive only one copy per household of the annual report, proxy statement and most other mailings.  The only item which is separately mailed for each registered stockholder or account is a proxy card.  If you wish to start receiving separate copies in your name, apart from others in your household, you must contact Computershare toll-free at (866) 865-6327 or at P.O. Box 30170, College Station, TX 77842, Attention: Shareholder Correspondence, and request that action.  Within 30 days after your request is received we will start sending you separate mailings.  If, for any reason, you and members of your household are receiving multiple copies and you want to eliminate the duplications, please also contact Computershare and request that action.  That request must be made by each person in the household entitled to receive the materials.

Multiple stockholders live in my household and together we received only one copy of this year’s annual report and Proxy Statement.  How can I obtain my own separate copy of those documents for the Annual Meeting in May?

You may pick up copies in person at the Annual Meeting or download them from our Internet website, www.AdvanceAutoParts.com (click on the homepage link to 2017 Annual Meeting materials).  If you want copies mailed to you and you are a beneficial owner, you must request them from your broker, bank, or other nominee.  If you want copies mailed to you and you are a stockholder of record, we will promptly mail additional copies to you, at no charge, if you request them from our corporate office by phone at (919) 573-3826 or by mail to 2635 East Millbrook Road, Raleigh, NC  27604, Attention: Investor Relations.  We cannot guarantee you will receive mailed copies before the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We plan to announce preliminary voting results at the Annual Meeting and publish final results in a Report on Form 8-K within four business days following the Annual Meeting.

What is the deadline for consideration of stockholder proposals or director nominations for the 2018 annual meeting of stockholders?

If you are a stockholder and you want to present a proposal at the 2018 annual meeting and have it included in our proxy statement for that meeting, you must submit the proposal in writing at our offices at 5008 Airport Road, Roanoke, Virginia 24012, Attention: Corporate Secretary, on or before December 7, 2017.  Applicable Securities and Exchange Commission ("SEC") rules and regulations govern the submission of stockholder proposals and our consideration of them for inclusion in next year’s proxy statement.

If you want to present a proposal at the 2018 annual meeting (other than pursuant to SEC rules and regulations) or to nominate a person for election as a director, you must comply with the requirements set forth in our by-laws.  Our by-laws require, among other things, that our corporate secretary receive written notice from the stockholder of intent to present such proposal or nomination no less than 120 days and no more than 150 days prior to the first anniversary of the date of the preceding year’s annual meeting.  Therefore, we must receive notice of such proposal no earlier than December 18, 2017, and no later than January 17, 2018.  The notice must contain the information required by our by-laws.  You may obtain a print copy of our by-laws by submitting a request to: Advance Auto Parts, 5008 Airport Road, Roanoke, Virginia 24012, Attention: Corporate Secretary.  Our by-laws are also available on our website at www.AdvanceAutoParts.com.  Our Chair or any other person presiding at the meeting may exclude any matter that is not properly presented in accordance with these requirements.

What is the deadline for director nominations for the 2018 annual meeting of stockholders using proxy access?

A shareholder, or group of up to 20 shareholders, that has owned continuously for at least three years shares of our common stock representing an aggregate of at least three percent of the outstanding shares of our common stock may nominate and include in our proxy materials director nominees constituting the greater of (i) two individuals and (ii) 20% of our Board. All director nominees must satisfy the requirements included in the Company’s by-laws.

If you are a stockholder and want to nominate a director for our 2018 annual meeting of stockholders, we must receive notice of the nomination no earlier than November 7, 2017 and no later than December 7, 2017. The notice of nomination using process access should be submitted in writing to our offices at 5008 Airport Road, Roanoke, Virginia 24012, Attention: Corporate Secretary. The notice of nomination must include the information required for director nominations using proxy access required by our by-laws. Proxy access nominees who do not receive at least a 25% vote in favor of election or withdraw their nomination will be ineligible as a nominee for the following two years.

You may obtain a print copy of our by-laws by submitting a request to: Advance Auto Parts, 5008 Airport Road, Roanoke, Virginia 24012, Attention: Corporate Secretary.  Our by-laws are also available on our website at www.AdvanceAutoParts.com.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, you will vote to elect as directors the eleven nominees listed below to serve until our 2018 Annual Meeting of stockholders or until their respective successors are elected and qualified.  Our Board has nominated John F. Bergstrom, John C. Brouillard, Brad W. Buss, Fiona P. Dias, John F. Ferraro, Thomas R. Greco, Adriana Karaboutis, Eugene I. Lee, Jr., William S. Oglesby, Reuben E. Slone and Jeffrey C. Smith for election as directors.  All of the nominees are current members of our Board.  Each nominee has consented to being named in this Proxy Statement as a nominee and has agreed to serve as a director if elected.  None of the nominees to our Board has any family relationship with any other nominee or with any of our executive officers.  In the normal course of its deliberations, our Board may decide at a later time to add one or more directors who possess skills and experience that may be beneficial to our Board and our Company.

The persons named as Proxies in the accompanying form of proxy have advised us that at the Annual Meeting, unless otherwise directed, they intend to vote the shares covered by the proxies FOR the election of the nominees named above.  If one or more of the nominees are unable to serve, or will not serve, the persons named as Proxies may vote for the election of any substitute nominees that our Board may propose.  The persons named as Proxies may not vote for a greater number of persons than the number of nominees named above. Our by-laws provide that a nominee for director in an uncontested election must receive a majority of the votes cast at the Annual Meeting for the election of that director in order to be elected. If a nominee for director who is an incumbent director is not elected and no successor has been elected at the Annual Meeting, the director is expected to tender his or her resignation from the Board contingent on acceptance of such resignation by the Board.

Nominees for Election to Our Board

The following table provides information about our nominees for director as of the Record Date, March 20, 2017.

Name	Director since	Independent Yes No	Committee Memberships	Other Public Company Boards
John F. Bergstrom	2008	x	Compensation (Chair)	Associated Banc-Corp
				Kimberly-Clark Corporation
				WEC Energy Group, Inc.
John C. Brouillard	2004	x	Finance
Brad W. Buss	2016	x	Audit (Chair)	Cavium, Inc.
			Finance	Tesla, Inc.
Fiona P. Dias	2009	x	Compensation	HSN, Inc.
			Finance	Realogy Holdings Corp.
John F. Ferraro	2015	x	Audit	ManpowerGroup Inc.
			Nominating & Corporate Governance (Chair)	International Flavors & Fragrances Inc.
Thomas R. Greco	2016	x		G&K Services, Inc.
Adriana Karaboutis	2015	x	Audit
			Nominating & Corporate Governance
Eugene I. Lee, Jr.	2015	x	Compensation	Darden Restaurants, Inc.
			Nominating & Corporate Governance
William S. Oglesby	2004	x	Compensation
			Finance (Chair)
Reuben E. Slone	2016	x	Audit
			Finance
Jeffrey C. Smith	2015	x		Yahoo! Inc.
				Perrigo Company plc

Mr. Bergstrom, 70, became a member of our Board in May 2008.  Mr. Bergstrom is the Chairman and Chief Executive Officer of Bergstrom Corporation, which is one of the top 50 automobile dealership groups in America.  Mr. Bergstrom has served in his current role at Bergstrom Corporation for more than five years.  Mr. Bergstrom has served as a director of Associated Banc-Corp, a diversified bank holding company, since December 2010; Kimberly-Clark Corporation, a global health and hygiene company, since 1987; and WEC Energy Group, Inc., formerly Wisconsin Energy Corporation, a diversified energy company, since 1987.

Bergstrom Corporation has been cited as the number one quality automotive dealer in the country and highlighted for its focus on outstanding customer service. With over 35 years of experience in automotive sales, service and parts management in an organization representing all major automotive manufacturers that distribute cars in the United States, Mr. Bergstrom brings a unique and valuable point of view to our Board. In addition, as a result of his service as a director of several other public companies, including membership on the compensation committees of Associated Banc-Corp and WEC Energy Group, Inc., he is in a position to share with the Board his experience with governance issues facing public companies.

Mr. Brouillard, 68, became a member of our Board in May 2004 and served as Executive Chairman from November 2015 to May 2016, after serving as non-executive chair of the Board from January 2008 to November 2015. Prior to that time, he served as interim Chair, President and Chief Executive Officer of the Company from May 2007 until January 2008 and Lead Director from February 14, 2007 to May 2007. Mr. Brouillard retired as Chief Administrative and Financial Officer of H.E. Butt Grocery Company, a regional food retailer, in June 2005, a position that he had held since February 1991. From 1977 to 1991, Mr. Brouillard held various positions with Hills Department Stores, a discount department store company, including serving as President of that company.

Mr. Brouillard's background as a chief administrative and financial officer with a grocery retail company recognized for outstanding customer service provides him with strong insights into the types of management and financial issues that face companies in the retail sector. After having served on our Board for over ten years, including seven years as the independent Board Chair and eight months as the interim Chief Executive Officer of the Company, Mr. Brouillard is uniquely situated to understand the inner workings of Advance's Board and management processes. His considerable experience in finance and accounting matters has been valuable to the Board and the Company's management, and his past service on the board of another public company has strengthened his understanding of the governance concerns facing public companies.

Mr. Buss, 53, became a member of our Board in March 2016. Mr. Buss retired in February 2016 as the Chief Financial Officer of SolarCity Corporation, a provider of clean energy services, where he had served since August 2014. Prior to joining SolarCity, he served as Chief Financial Officer and Executive Vice President, Finance and Administration of Cypress Semiconductor Corporation, a semiconductor design and manufacturing company, from August 2005 to June 2014. Prior to August 2005, Mr. Buss held various financial leadership roles with Altera Corporation, a provider of custom logic solutions, Cisco Systems, a networking company, Veba Electronics LLC, a distributor of semiconductors and computer products, and Wyle Electronics, Inc., a semiconductor and computer parts distributor. Mr. Buss has served on the board of directors for Cavium, Inc., a provider of highly integrated semiconductor products, since July 2016 and for Tesla, Inc., a manufacturer of electric vehicles and energy storage products, since November 2009. He also served as a director and Chair of the Audit Committee for Café Press Inc., an online retailer of stock and user-customized on demand products, from October 2007 to August 2016. He formerly served as the Chair of the Audit Committee for Tesla, Inc.

Mr. Buss’ extensive financial background, knowledge gained from his experience in the technology industry, and board positions provide valuable insight to our Board on issues that impact public companies. He has been designated by the Board as an Audit Committee financial expert consistent with SEC regulations.

Ms. Dias, 51, became a member of our Board in September 2009. Ms. Dias is currently Principal Digital Partner at Ryan Retail Consulting, a global consulting firm, and has held this position since January 2015. Previously, she was Chief Strategy Officer of ShopRunner, an online shopping service, from August 2011 to October 2014. Before that, she was Executive Vice President, Strategy & Marketing, of GSI Commerce, Inc., a provider of digital commerce solutions from February 2007 to June 2011. Prior to 2007, Ms. Dias was Executive Vice President and Chief Marketing Officer of Circuit City Stores, Inc., a specialty retailer of consumer electronics, and also held senior marketing positions with PepsiCo, Pennzoil-Quaker State Company and The Procter & Gamble Company. Ms. Dias has served as a director of HSN, Inc., an interactive multichannel retailer, since July 2016 and of Realogy Holdings Corp., a real estate brokerage company, since June 2013. She also served as a director of Choice Hotels, Inc., a hotel franchisor, from November 2004 to April 2012.

Ms. Dias possesses extensive experience in marketing and managing consumer and retail brands. Her experience with developing, implementing and assessing marketing plans and initiatives allows the Board to benefit from her marketing expertise. In addition, Ms. Dias' e-commerce and digital marketing experience with a broad spectrum of brands aligns well with the Board's assessment of the Company's multi-channel strategies. Her position as a director of other public companies also enables her to share with the Board her experience with governance issues facing public companies.

Mr. Ferraro, 61, became a member of our Board in February 2015 and served as Lead Independent Director from November 2015 to May 2016. Mr. Ferraro served as Global Chief Operating Officer, or COO, of Ernst & Young ("EY"), a leading professional services firm, from 2007 to December 2014. He retired as a partner of EY at the end of January 2015. In addition, Mr. Ferraro served as a member of EY’s Global Executive board for more than 10 years. Mr. Ferraro joined EY in 1976 and prior to his COO role, he served in several senior leadership positions at EY, including Global Vice Chair Audit. Mr. Ferraro is a CPA and a member of the American Institute of Certified Public Accountants. Mr. Ferraro has served as a director for ManpowerGroup Inc., a provider of workforce solutions, since January 2016, and for International Flavors & Fragrances Inc., a manufacturer of flavors and fragrances, since May 2015.

Mr. Ferraro has extensive financial, corporate management, governance and public policy experience which assist the Board in identifying trends and developments that affect public companies. In addition, the Board benefits from his experience in the areas of marketing and the development of corporate strategy. He has been designated by the Board as an Audit Committee financial expert consistent with SEC regulations.

Mr. Greco, 58, President and Chief Executive Officer, became a member of our Board in April 2016. Mr. Greco became the President and Chief Executive Officer on August 14, 2016, having served as Chief Executive Officer since April 11, 2016. From September 2014 until April 2016, Mr. Greco served as Chief Executive Officer, Frito-Lay North America, a unit of PepsiCo, Inc. (“PepsiCo”), a leading global food and beverage company.  As Chief Executive Officer, Frito-Lay North America, Mr. Greco was responsible for overseeing PepsiCo’s snack and convenient foods business in the U.S. and Canada.  Mr. Greco previously served as Executive Vice President, PepsiCo and President, Frito-Lay North America from September 2011 until September 2014 and as Executive Vice President and Chief Commercial Officer for Pepsi Beverages Company from 2009 to September 2011.  Mr. Greco joined PepsiCo in Canada in 1986 and has served in a variety of positions, including Region Vice President, Midwest; President, Frito-Lay Canada; Senior Vice President, Sales, Frito-Lay North America; President, Global Sales, PepsiCo; and Executive Vice President, Sales, North America Beverages.  Before joining PepsiCo, Mr. Greco worked at The Proctor & Gamble Company, a consumer packaged goods company.  Mr. Greco has served as a director of G&K Services, Inc., a service-focused provider of branded uniform and facility services programs, since July 2014.

Mr. Greco’s executive responsibilities as the CEO of Frito-Lay North America, where he worked to grow revenue and increase profits, provides him with important experience in the consumer retail industry.  Mr. Greco brings to the Board significant experience and leadership in the areas of corporate strategy, marketing, supply chain and logistics.

Ms. Karaboutis, 54, became a member of our Board in February 2015. Ms. Karaboutis served as Executive Vice President, Technology, Business Solutions and Corporate Affairs at Biogen Inc., an independent biotechnology company from September 2014 to March 2017. She oversaw information technology, digital health and data sciences, and from December 2015 also oversaw global public affairs, government affairs, public policy and patient advocacy. From March 2010 to September 2014, Ms. Karaboutis was Vice President, and within the first year was promoted to Global Chief Information Officer (CIO), of Dell, Inc., a global technology company, where she was responsible for leading an efficient and innovative global IT organization focused on powering Dell as an end-to-end technology solutions provider. Ms. Karaboutis spent more than 20 years at General Motors Company and Ford Motor Company in various international leadership positions, including computer-integrated manufacturing, supply chain operations and information technology. She served as president of the Michigan Council of Women in Technology (MCWT) from 2008 to 2010 and was a board member of the Manufacturing Executive Leadership Forum from 2009 to 2014. Ms. Karaboutis currently serves on the board of directors of Blue Cross Blue Shield of Massachusetts and on the Babson College advisory board for the Center for Women’s Entrepreneurial Leadership (CWEL).

Ms. Karaboutis possesses extensive experience in corporate management, manufacturing, logistics and technology, and in driving proactive engagement with internal and external stakeholders to support corporate business goals. In addition, her experience with corporate strategy and change management allows the Board to benefit from her insights as the Company continues growing its Professional and e-commerce businesses.

Mr. Lee, 55, became a member of our Board in November 2015. He is the President and Chief Executive Officer of Darden Restaurants, Inc. ("Darden"), the owner and operator of Olive Garden, LongHorn Steakhouse, Bahama Breeze, Seasons 52, The Capital Grille, Eddie V’s and Yard House restaurants in North America, positions he has held since February 2015. Prior to that, Mr. Lee served as Darden’s President and Interim CEO from October 2014 to February 2015, and President and Chief Operating Officer from September 2013 to October 2014. He served as President of Darden’s Specialty Restaurant Group from October 2007 to September 2013 following Darden’s acquisition of RARE Hospitality International, Inc., where he had served as President and a member of the Board of Directors since 2001. Mr. Lee has served as a member of the Darden Board of Directors since February 2015.

Mr. Lee’s experience as the chief executive officer of a national group of chain restaurants provides him with strong insights into customer service and the types of management issues that face companies with large numbers of employees in numerous locations throughout the country. In addition, he brings experience in marketing, real estate and change management.

Mr. Oglesby, 57, became a member of our Board in December 2004. Since January 2016, Mr. Oglesby has served as a senior advisor to PJT Partners, a global advisory firm, which was spun out of The Blackstone Group, L.P., a global investment and advisory firm, where he previously held the position of Senior Managing Director from April 2004 through December 2015. Mr. Oglesby has over 30 years of investment banking experience as a result of his position with The Blackstone Group, L.P., and previous managing director positions with Credit Suisse First Boston; Donaldson Lufkin & Jenrette; and Kidder, Peabody & Co.

Mr. Oglesby has served on our Board for over ten years. With his broad experience in the investment banking business, Mr. Oglesby is uniquely equipped to provide the Board with insights into capitalization strategies, capital market mechanics and strategic expansion opportunities. His experience with us and in the automotive aftermarket industry enables him to provide critical insights into strategic opportunities for our Company, including our acquisition of General Parts International, Inc. ("GPI") in 2014.

Mr. Slone, 54, became a member of our Board in March 2016. He has served as Senior Vice President, Supply Chain Management at Walgreen Co., one of the nation’s largest drugstore chains and part of the Retail Pharmacy USA Division of Walgreens Boots Alliance, Inc., since May 2012. Prior to joining Walgreens, Mr. Slone served as Executive Vice President, Supply Chain and General Manager of Services for OfficeMax, Inc., a provider of office products, business machines and related items, "print-for-pay" services and office furniture, from 2004 to 2012. Prior to OfficeMax, Mr. Slone held various supply chain leadership positions with Whirlpool Corporation, General Motors Company, and Federal-Mogul Holdings Corporation. He also held prior consulting positions with Electronic Data Systems Corporation and Ernst & Young. He authored “Leading a Supply Chain Turnaround” and co-authored “Are You the Weakest Link in your Company’s Supply Chain?,” articles published in the October 2004 and September 2007 issues of the Harvard Business Review, respectively.  In May 2010, Harvard Business Press published the book entitled “The New Supply Chain Agenda: The 5 Steps That Drive Real Value,” which was co-authored by Mr. Slone.

Mr. Slone is a supply chain thought leader. Mr. Slone’s supply chain expertise, his retail and automotive industry experience, and his experience in change management are expected to provide valuable insights to our Board as we evaluate and work to optimize our supply chain.

Mr. Smith, 44, became a member of our Board in November 2015 and has served as the independent Chair of the Board since May 2016. He is a Managing Member, Chief Executive Officer and Chief Investment Officer of Starboard Value LP, a New York-based investment adviser with a focused and fundamental approach to investing in publicly traded U.S. companies, which he co-founded in March 2011, after having launched the Starboard Value investment strategy in 2002. Previously, Mr. Smith was a Partner and Managing Director of Ramius LLC, a subsidiary of the Cowen Group, Inc. (“Cowen”).  Mr. Smith is a former member of Cowen’s Operating Committee and Cowen’s Investment Committee. Prior to joining Ramius LLC in January 1998, he served as Vice President of Strategic Development and a director of The Fresh Juice Company, Inc.  Mr. Smith began his career in the Mergers and Acquisitions department at Société Générale.  Mr. Smith currently serves as a director of Yahoo! Inc., a multinational technology company, a position he has held since April 2016, and of Perrigo Company plc, a global over-the-counter consumer goods and pharmaceutical company since February 2017. Previously, he served as Chairman of the Board of Directors of Darden Restaurants, Inc., a full service restaurant chain, from October 2014 to April 2016. Mr. Smith also previously served as a director of Quantum Corporation, a global expert in data protection and big data management, from May 2013 to May 2015; Office Depot, Inc., an office supply company, from August 2013 to September 2014; Regis Corporation, a global leader in beauty salons, hair restoration centers and cosmetology education, from October 2011 until October 2013; and Surmodics, Inc., a leading provider of drug delivery and surface modification technologies to the healthcare industry, from January 2011 to August 2012.  Mr. Smith also previously served as Chairman of the Board of Directors of Phoenix Technologies Ltd. and as a director of Zoran Corporation, Actel Corporation, S1 Corporation, and Kensey Nash Corporation.

With his broad experience investing in public companies to improve value, Mr. Smith is equipped to provide the Board with insights into governance, oversight, accountability, management discipline, capitalization strategies, and capital market mechanics.  In addition, his service as a director on the boards of many other public companies provides the Company with valuable insights on corporate governance and compensation practices that concern the Board and the Company.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR EACH OF OUR BOARD’S NOMINEES.

CORPORATE GOVERNANCE

Overview

Our Company believes that good corporate governance practices reflect our values and support our strategic and financial performance.  The compass of our corporate governance practices can be found in our by-laws, our Guidelines on Significant Governance Issues and our Code of Ethics and Business Conduct, which were adopted by our Board to guide our Company, our Board and our employees ("Team Members") and are available on our website at www.AdvanceAutoParts.com under the Investor Relations section.  Our by-laws provide that in an uncontested election, directors must receive a majority of the votes cast at the Annual Meeting for the election of directors and that, subject to certain procedural and/or stock ownership requirements, stockholders may request a special meeting of stockholders and submit nominees for director for consideration by the Nominating and Corporate Governance Committee or for inclusion in our proxy statement through proxy access.  Each standing committee of the Board has a charter, available at www.AdvanceAutoParts.com under the Investor Relations section, that spells out the roles and responsibilities assigned to it by the Board.  In addition, the Board has established policies and procedures that address matters such as chief executive officer succession planning, transactions with related persons, risk oversight, communications with the Board by stockholders and other interested parties, and the independence and qualifications of our directors.  This "Corporate Governance" section provides insights into how the Board has implemented these policies and procedures to benefit our Company and our stockholders.

Guidelines on Significant Governance Issues

The responsibility of our Board is to review, approve and regularly monitor the effectiveness of our fundamental operating, financial and other business plans, as well as our policies and decisions, including the execution of our strategies and objectives. Accordingly, our Board has adopted guidelines on the following significant governance issues:

•	the structure of our Board, including, among other things, the size, mix of independent and non-independent members, membership criteria, term of service and compensation;

•	the assessment of performance of our Board through the annual evaluation of the Board, individual directors and Board committees;

•
Board procedural matters, including, among other things, selection of the chair of the Board, Board meetings, Board communications, retention of counsel and advisers and our expectations regarding the performance of our directors;

•
committee matters, including, among other things, the types of committees, charters of committees, independence of committee members, chairs of committees, service of committee members, committee agendas and committee minutes and reports;

•	chief executive officer evaluation, development and succession planning;

•	codes of conduct; and

•
other matters, including auditor services, Board access to management and interaction with third parties, directors and officers insurance and the indemnification/limitation of liability of directors, our policy prohibiting Company loans to our executive officers and directors, use of the corporate airplane, and confidential stockholder voting.

A complete copy of our Guidelines on Significant Governance Issues is available on our website at www.AdvanceAutoParts.com under the Investor Relations section.

Director Independence

Our Board, after consultation with and upon the recommendation of the Nominating and Corporate Governance Committee, determined that, with the exception of Messrs. Brouillard and Greco, each of our incumbent directors is an “independent” director under the listing standards of the New York Stock Exchange ("NYSE"), because each of these directors: (1) has no material relationship with us or our subsidiaries, either directly or indirectly, as a partner, stockholder or officer of an organization that has a relationship with us or our subsidiaries and (2) satisfies the “bright line independence” criteria set forth in Section 303A.02(b) of the NYSE’s listing standards.  Based on such standards, the Board determined that Mr. Brouillard is not independent because he served as our Executive Chairman from November 2015 to May 2016, and that Mr. Greco is not independent because he is our President and Chief Executive Officer.

To determine whether a director was qualified to be considered independent, the Board assessed the issue of materiality of any relationship not merely from the standpoint of each director or nominee, but also from that of persons or organizations with which the director or nominee may have an affiliation. Our Board reviews each director’s status under this definition at least annually with the assistance of the Nominating and Corporate Governance Committee.  Each director is required to keep the

Nominating and Corporate Governance Committee fully and promptly informed as to any developments that might affect his or her independence.

Meetings of Non-Management and Independent Directors

During 2016, the non-management directors on our Board met one time and the independent directors met a total of ten times.  During 2016, these meetings were presided over by Mr. Ferraro, who served as the independent Lead Director until May 2016, and by Mr. Smith, independent Chair of the Board, commencing in May 2016.  For 2017, our independent and non-management directors are scheduled to meet separately in conjunction with each of the four scheduled non-telephonic meetings of the Board.  Mr. Smith, our independent Chair, is expected to preside over these meetings during 2017. Our Board regularly meets without the CEO being present.

Board Leadership Structure

Our Guidelines on Significant Governance Issues and by-laws allow the Board to combine or separate the roles of the Chair of the Board and the Chief Executive Officer.  The Board regularly considers whether to maintain the separation of the roles of Chair and Chief Executive Officer.  In the event that the Board chooses to combine these roles, or in the event that the Chair of the Board is not an independent director, our governance guidelines provide for the selection of an independent Lead Director.  The Board has maintained the separation of the roles of Chair of the Board and Chief Executive Officer since January 2008. From January 2008 until November 2015, Mr. Brouillard served as the independent Chair of the Board and provided leadership to the Board and support to the Chief Executive Officer. In anticipation of the departure of Chief Executive Officer Darren Jackson at the end of fiscal year 2015, the Board appointed Mr. Brouillard to serve as the Executive Chairman of the Board as of November 12, 2015. In that role, Mr. Brouillard provided executive leadership and guidance during the period of management transition and continued to provide leadership to the Board. At the time Mr. Brouillard was named the Executive Chairman, he was no longer deemed independent and the Board named Mr. Ferraro to serve as the Board's independent Lead Director from November 2015 until May 2016.  In May 2016, Mr. Smith was named as the Board's independent Chair. The responsibilities of the independent Chair or independent Lead Director include participating in development of the Board’s agenda, as well as facilitating the discussions and interactions of the Board to ensure that all directors’ viewpoints are heard and considered. The Chair presides over meetings of the Board and, if independent, also over meetings of the independent directors. When the Chair is not independent, the independent Lead Director is expected to preside over meetings of the independent directors.

Board Evaluation

The Board recognizes that a robust and constructive evaluation process is an essential component of good corporate governance and Board effectiveness. Our Guidelines on Significant Governance Issues provide that the Board is responsible for annually conducting an evaluation of the Board and individual directors and that each committee is responsible for evaluating its performance. The Board evaluation process was a focus area for our independent Chair and the Nominating and Corporate Governance Committee in 2016.

Evaluations are designed to assess the qualifications, attributes, skills and experience represented on the Board and whether the Board, its committees and individual directors are functioning effectively. For fiscal 2016, the evaluation process included personal interviews of each director by an independent third party who compiled the results of the interviews, which were reported to and discussed by the Board. The topics addressed in the evaluation process included: the role and functioning of the Board and Board committees; interpersonal dynamics of the Board and committees; diversity of the Board; qualifications of directors; Board succession; director preparedness; Board interaction with management and management succession; and Board committee structure and governance.

Stockholder and Interested Party Communications with our Board

Any interested party, including any stockholder, who desires to communicate with our Board generally or directly with a specific director, one or more of the independent directors, our non-management directors as a group or our Board Chair, including on an anonymous or confidential basis, may do so by delivering a written communication to the Board, a specific director, the independent directors, the non-management directors as a group or to our Board Chair, c/o Advance Auto Parts, Inc., 5008 Airport Road, Roanoke, Virginia 24012, Attention: General Counsel.  The general counsel will not open a communication that is conspicuously marked "Confidential" or is addressed to one or more of our independent directors, our non-management directors as a group or our Board Chair and will forward each such communication to the appropriate individual director or group of directors, as specified in the communication.  Such communications will not be disclosed to the non-independent or management members of our Board or to management unless so instructed by the independent or non-

management directors. Communications will be forwarded by the general counsel on a bi-monthly basis.  The general counsel will ensure the timely delivery of any time sensitive communication to the extent such communication indicates time sensitivity.

In addition, we have a policy that each of our directors should make every reasonable effort to attend each annual meeting of stockholders.  Eleven directors, comprising all of the directors who have been nominated for reelection at the 2017 annual meeting of stockholders, were in attendance at our 2016 annual meeting of stockholders.

Nominations for Directors

Identifying Director Candidates.  The Nominating and Corporate Governance Committee is responsible for leading the search for and evaluating qualified individuals to become nominees for election as directors.  The Committee is authorized to retain a search firm to assist in identifying, screening and attracting director candidates.  During 2016, the Committee utilized the services of a search firm to assist in identifying potential director candidates. After a director candidate has been identified, the Committee evaluates each candidate for director within the context of the needs of the Board in its composition as a whole.  The Committee considers such factors as the candidate’s business experience, skills, independence, judgment, and ability and willingness to commit sufficient time and attention to the activities of the Board.  At a minimum, Committee-recommended candidates for nomination must possess the highest personal and professional ethics, integrity and values, and commit to representing the long-term interests of our stockholders.

The Nominating and Corporate Governance Committee also considers whether the nominee would likely provide a diverse viewpoint and actively and constructively participate in the Board’s discourse and deliberations. The Board has not adopted a formal policy with regard to diversity (as to gender, race, ethnic background and experience) in the composition of the Board although the Committee strives to compose a Board that reflects sensitivity to the need for an appreciation of such diversity, including racial and gender diversity.

In November 2015, we entered into an agreement with Starboard Value LP ("Starboard") and certain of its affiliates (the "Starboard Agreement") regarding the membership and composition of the Board. Under the terms of the Starboard Agreement, our Board agreed to immediately appoint Mr. Smith as an independent director, and Starboard became entitled to recommend two additional independent nominees for election as directors. In addition, we agreed to nominate two additional independent candidates for election as directors and that following the conclusion of the 2016 Annual Meeting, the size of the Board will not exceed thirteen directors.

Mr. Lee was subsequently recommended by Starboard as a candidate for election to our Board, and Messrs. Buss and Slone were identified by the Nominating and Corporate Governance Committee as potential candidates for election to our Board. After completing its evaluation of each of these candidates to determine whether they possess the desired qualifications for service on our Board, the Nominating and Corporate Governance Committee recommended that Mr. Lee be elected by the Board to serve as an independent director commencing in November 2015 and that Messrs. Buss and Slone be elected by the Board to serve as independent directors commencing in March 2016.

Stockholder Recommendations for Director Candidates.  The Nominating and Corporate Governance Committee will consider stockholder suggestions for nominees for directors.  Any stockholder who desires to recommend a candidate for director must submit the recommendation in writing and follow the procedures set forth in our by-laws.  The by-laws require that a stockholder’s nomination be received by the corporate secretary not less than 120 days nor more than 150 days prior to the first anniversary of the date of the preceding year’s annual meeting.  The notice should include the following information about the proposed nominee: name, age, business and residence addresses, principal occupation or employment, the number of shares of Company stock owned by the nominee and additional information required by our by-laws as well as any information that may be required by the SEC’s regulations.  In addition, the stockholder providing the notice should provide his or her name and address as they appear on our books, the number and type of shares or other equitable interests that are beneficially owned by the stockholder and additional information required by our by-laws.  The Committee does not evaluate any candidate for nomination as a director any differently solely because the candidate was recommended by a stockholder.  You may obtain a copy of our by-laws by submitting a request to: Advance Auto Parts, Inc., 5008 Airport Road, Roanoke, Virginia  24012, Attention: Corporate Secretary.  Our by-laws also are available on our website at www.AdvanceAutoParts.com under the Investor Relations section.

Proxy Access

Our Board regularly considers our corporate governance practices in light of developing best practices as well as the information received as a result of stockholder outreach and communications. As a result of such consideration, our Board recently adopted an amendment to our by-laws to provide that a stockholder, or group of 20 or fewer stockholders, owning at least three percent of our outstanding shares continuously for at least three years may nominate candidates to serve on the Board and have those candidates included in our annual meeting materials. The maximum number of proxy access candidates that a stockholder or stockholder group may propose as nominees is the greater of (i) two or (ii) twenty percent of the Board. This process is subject to additional eligibility, procedural and disclosure requirements as provided in our by-laws, including the requirements that the nominee must be deemed to be independent under applicable stock exchange listing requirements and that notice of such nominations must be delivered to us not later than 120 days nor earlier than 150 days prior to the first anniversary of the date on which we mailed the proxy statement for the preceding year’s annual meeting of stockholders.

Code of Ethics and Business Conduct

We expect and require all of our Team Members, our officers and our directors, and any parties with whom we do business to conduct themselves in accordance with the highest ethical standards.  Accordingly, we have adopted a Code of Ethics and Business Conduct, which outlines our commitment to, and expectations for, honest and ethical conduct by all of these persons and parties in their business dealings.  Our Team Members, our officers and our directors are expected to review and acknowledge our Code of Ethics and Business Conduct annually. A complete copy of our Code of Ethics and Business Conduct is available at www.AdvanceAutoParts.com under the Investor Relations section.

Code of Ethics for Finance Professionals

We have also adopted a Code of Ethics for Finance Professionals to promote and provide for ethical conduct by our finance professionals, as well as for full, fair and accurate financial management and reporting.  Our finance professionals include our chief executive officer, chief financial officer, chief accounting officer, controller and any other person performing similar functions.  We expect all of these finance professionals to act in accordance with the highest standards of professional integrity, to provide full and accurate disclosure in any public communications as well as reports and other documents filed with the SEC and other regulators, to comply with all applicable laws, rules and regulations and to deter wrongdoing.  Our Code of Ethics for Finance Professionals is intended to supplement our Code of Ethics and Business Conduct.  A complete copy of the Code of Ethics for Finance Professionals is available at www.AdvanceAutoParts.com under the Investor Relations section.

Related Party Transactions

Pursuant to our Code of Ethics and Business Conduct and the Board’s policy with respect to related party transactions, officers and directors are required to disclose to the Chair of the Nominating and Corporate Governance Committee of the Board or to our general counsel any transaction or relationship that may create an actual or perceived conflict of interest.  Pursuant to the Board’s policy, our general counsel’s office reviews such transactions or relationships and advises the Nominating and Corporate Governance Committee in the event that a transaction or relationship is determined to be a related party transaction.  The Nominating and Corporate Governance Committee then reviews the transaction in light of the relevant facts and circumstances and makes a determination of whether to ratify or approve the transaction.  In the case of a transaction involving a director, the Nominating and Corporate Governance Committee would also review the transaction to determine whether it might have an effect on the independence of the director.  The Nominating and Corporate Governance Committee reports its conclusions and recommendations to the Board for its consideration.

In addition, our Guidelines on Significant Governance Issues require each director to disclose to the Board (or Audit Committee) any interest that he or she has in any contract or transaction that is being considered by the Board (or Audit Committee) for approval. After making such a disclosure and responding to any questions the Board may have, the interested director is expected to abstain from voting on the matter and leave the meeting while the remaining directors discuss and vote on such matter.

On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. The annual Director and Officer Questionnaire is prepared and distributed by our general counsel’s office, and each director or executive officer returns the completed questionnaire to the general counsel’s office for review. Any related party transactions with directors or executive officers that have been identified through the processes described above are disclosed consistent with applicable rules and regulations.

Prior to our acquisition of GPI in early 2014, GPI was a privately held company controlled by O. Temple Sloan, III and his family. Mr. Sloan retired as a director of the Company in May 2016. Since the commencement of fiscal year 2016, Mr. Sloan and/or various members of his immediate family and/or entities owned, directly or indirectly, wholly or substantially, by any of them (each a "Sloan-related Party"), have been involved in various transactions with GPI or its subsidiaries (a "GPI Entity"), including the following:

•	GPI Entities received aggregate rent of approximately $334,600 for Fiscal 2016 through March 20, 2017, from a Sloan-related Party for multiple real property subleases.

•	GPI Entities paid aggregate rent of approximately $42,600 for Fiscal 2016 through March 20, 2017, to Sloan-related Parties for multiple real property leases and subleases.

•
A GPI Entity guarantees equipment lease obligations of certain GPI customers to a Sloan-related Party lessor. The largest aggregate amount of principal of these guarantee obligations outstanding as of March 20, 2017 is approximately $150,000. This liability generally decreases on a monthly basis as customers pay off their lease obligations.

•
Certain Sloan-related Parties have been, and continue to be, both customers and suppliers of certain GPI Entities. For Fiscal 2016 through March 20, 2017, these Sloan-related Parties, as customers, paid GPI Entities approximately $26,300 and, as suppliers, received approximately $427,800 from GPI Entities.

•
In connection with our acquisition of GPI in early 2014, the Sloan-related Parties, including Mr. Sloan, are entitled in the aggregate to approximately 12 percent of the purchase price we paid to acquire GPI. For more information regarding the GPI acquisition, see the "Acquisitions" footnote to our Consolidated Financial Statements contained in our 2016 Annual Report on Form 10-K filed with the SEC on February 28, 2017.

Since the outset of Fiscal 2016, car dealerships owned by Bergstrom Corporation, where Mr. Bergstrom is the Chairman and Chief Executive Officer, paid us a total of approximately $318,800 to purchase automotive parts. Such purchases were made in the ordinary course of business upon terms available to our similarly situated Professional customers.

Succession Planning

In light of the critical importance of executive leadership to our success and consistent with our Guidelines on Significant Governance Issues, the Board has adopted a chief executive officer succession planning process that is led by the Nominating and Corporate Governance Committee.  The Guidelines on Significant Governance Issues and the Nominating and Corporate Governance Committee Charter provide that the Nominating and Corporate Governance Committee is charged with the responsibility of developing a process for identifying and evaluating candidates to succeed the chief executive officer and to report annually to the Board on the status of the succession plan, including issues related to the preparedness for the possibility of an emergency situation involving senior management and assessment of the long-term growth and development of the senior management team. Our Guidelines on Significant Governance Issues also provide that in the event the Board undertakes to name a successor to the Chief Executive Officer, the independent directors shall name a Succession Committee to identify, assess and make recommendations to the Board regarding candidates for that position. Consistent with those provisions, and under the terms of the Starboard Agreement, the Nominating and Corporate Governance Committee was assigned, together with Mr. Brouillard, then Executive Chair of the Board, to oversee the process for selecting a chief executive officer to succeed Mr. Jackson, who retired at the end of the 2015 fiscal year. As a result of this process, Mr. Greco was identified and recommended to the Board for election as our Chief Executive Officer and a director effective April 11, 2016.

MEETINGS AND COMMITTEES OF THE BOARD

The Board

Each director is expected to make every reasonable effort to attend each meeting of the Board and any committee of which the director is a member and to be reasonably available to management and the other directors between meetings.  Our Board met 12 times during 2016.  Each incumbent director attended 75 percent or more of the total number of meetings of the Board and meetings of the committees of the Board on which he or she served.

Committees of the Board

We currently have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which is comprised of independent directors in accordance with the listing standards of the NYSE.  In addition, we have a Finance Committee.  The following table sets forth the names of each current committee member, the number of times each committee met in 2016 and the primary responsibilities of each committee.

Name of Committee and Members	Primary Responsibilities
Audit (met 12 times) Brad W. Buss (Chair) John F. Ferraro Adriana Karaboutis Reuben E. Slone	• • • • • • •
monitors the integrity of our financial statements, reporting processes, internal controls, and legal and regulatory compliance;

appoints, determines the compensation of, evaluates and, when appropriate, replaces our independent registered public accounting firm;

pre-approves all audit and permitted non-audit services to be performed by our independent registered public accounting firm;

monitors the qualifications and independence and oversees performance of our independent registered public accounting firm;

reviews with management the implementation and effectiveness of the Company's compliance programs;

discusses guidelines and policies with respect to risk assessment and risk management; and

oversees our internal audit function.

Compensation (met 18 times) John F. Bergstrom (Chair) Fiona P. Dias Eugene I. Lee, Jr. William S. Oglesby	• • • • • • •
reviews and approves our executive compensation philosophy;

annually reviews and approves corporate goals and objectives relevant to the compensation of the CEO and evaluates the CEO's performance in light of these goals;

determines and approves the compensation of our executive officers;

oversees our incentive and equity-based compensation plans;

reviews and approves our peer companies and data sources for purposes of evaluating our compensation competitiveness and establishing the appropriate competitive positioning of the levels and mix of compensation elements;

oversees the Company's executive compensation recovery ("claw-back") policy; and

recommends to the Board compensation guidelines for determining the form and amount of compensation for outside directors.

Finance (met 5 times) William S. Oglesby (Chair) John C. Brouillard Brad W. Buss Fiona P. Dias Reuben E. Slone	• • • • •
reviews and makes recommendations to the Board regarding our financial policies, including investment guidelines, deployment of capital, and short-term and long-term financing;

reviews credit metrics, including debt ratios, debt levels and leverage ratios;

reviews all aspects of financial planning, cash uses and our expansion program;

reviews and recommends the annual financial plan to the Board; and

reviews the financial aspects of proposed acquisitions and divestitures.

Name of Committee and Members	Primary Responsibilities
Nominating and Corporate Governance (met 11 times) John F. Ferraro (Chair) Adriana Karaboutis Eugene I. Lee, Jr.	• • • • • • •
assists the Board in identifying, evaluating and recommending candidates for election to the Board;

establishes procedures and provides oversight for evaluating the Board and management;

oversees development and implementation of executive succession plans, including identifying the CEO's successor and reporting annually to the Board;

develops, recommends and reassesses our corporate governance guidelines;

reviews and recommends retirement and other policies for directors and recommends to the Board whether to accept or reject a director's resignation;

evaluates the size, structure and composition of the Board and its committees; and

establishes procedures for stockholders to recommend candidates for nomination as directors and to send communications to the Board.

Our Board has adopted written charters for each committee setting forth the roles and responsibilities of each committee. Each of the charters is available on our website at www.AdvanceAutoParts.com under the Investor Relations section.

On August 5, 2008, the SEC approved a settlement with Ernst & Young LLP and two of its partners, including Mr. Ferraro, relating to auditor independence issues arising out of business relationships between Ernst & Young LLP and an individual who was also a member of the board of directors of three of its audit clients.  The underlying matters at issue occurred in 2002 while Mr. Ferraro was serving as Vice Chairman of Ernst & Young LLP. Ernst & Young and Mr. Ferraro resolved the matter by way of a negotiated settlement in which the respondents neither admitted nor denied the underlying allegations and accepted an administrative cease and desist order.  The negotiated resolution did not involve any suspension, fines or other sanctions on Mr. Ferraro.  Mr. Ferraro thereafter remained a partner in good standing at Ernst & Young through January 2015. During its evaluation of Mr. Ferraro as potential director, the Board took into consideration all factors regarding Mr. Ferraro’s character and experience and determined that he would be a significant asset as a member of the Board.

Board’s Role in Risk Oversight

As part of its responsibility for the oversight of our financial matters and regulatory compliance, the Audit Committee is charged with discussing our guidelines and policies with respect to risk assessment and risk management.  Our senior internal audit professional, who reports to the Audit Committee, has developed an enterprise risk management ("ERM") framework through which management has identified the key areas of risk that face our Company which, in addition to risks specific to our business, include data privacy and cyber security as well as business continuity risks.  Periodically the enterprise risks identified by management and the related action plans developed in consultation with senior management are reviewed with the Audit Committee. As appropriate, ERM action plans are incorporated into our strategic business plan. The full Board is responsible to oversee the key areas of risk identified through this process. We have used elements of the Committee of Sponsoring Organizations of the Treadway Commission, or COSO, ERM framework to build a tailored approach to risk management that fits the culture and risk environment of the Company.

Aligning Stockholder Interests and Compensation Risk Mitigation

We have reviewed all of our compensation programs and found none that would be reasonably likely to have a material adverse effect on the Company.  Our performance-based executive compensation program, as described more fully in the Compensation Discussion and Analysis ("CD&A") section of this Proxy Statement, coupled with our stock ownership guidelines, aligns the interests of our executives with stockholders by encouraging long-term superior performance without encouraging excessive or unnecessary risk-taking.  Our long-standing compensation philosophy discussed in the CD&A is a key component of our history of consistent growth, which demonstrates an alignment of the interests of participants and stockholders and rewards each with increased value over the long term.  As illustrated in the Framework for Executive Compensation section of the CD&A, the compensation of our executives is primarily based on performance over a long-term period.  We believe the performance-based vesting of a substantial portion of our executives' long-term incentive compensation drives long-term decision making, mitigates adverse risk-taking that may occur due to year-over-year performance measurements, and rewards growth over the long term.  The Compensation Committee, with the guidance and assistance of its independent compensation consultant, reviews and approves compensation components for all named executive officers and other executive officers. Annual incentives are reviewed each year and payments are subject to Compensation Committee discretion. The bonus plans for other Team Members are linked to financial, customer or operating measures.  Management regularly reviews and audits our bonus plans to ensure short-term incentives are appropriately linked to business outcomes, and the results of the audits are regularly reported to the Compensation Committee. Directors and management are subject to our insider trading policy, which prohibits hedging with Company stock and prohibits the pledging of Company stock unless certain stringent requirements are met.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past fiscal year has served, as a member of the Compensation Committee (or other board committee performing equivalent functions, or in the absence of any such committee, the board of directors) or the board of directors of any entity that has one or more of its executive officers serving on our Compensation Committee or Board.

DIRECTOR COMPENSATION

Under our director compensation program, each non-management director receives annual compensation that is comprised of a combination of cash and equity-based compensation.  Management directors do not receive any additional compensation for services as a director.  Each non-management director receives an annual retainer of $85,000, which is paid in quarterly installments, and additional applicable retainers or fees as set forth in the following paragraph.

Directors who chair Board committees receive additional retainer amounts annually for their committee chair responsibilities. The Audit Committee chair receives $20,000 and the Compensation Committee chair receives $15,000.  Each chair of the other Board committees receives $10,000.  The independent Board chair (or the independent lead director in the event the Board chair is not independent) receives an additional $100,000 annual retainer.

Each non-management director may elect to receive all or a portion of his or her retainer amounts on a deferred basis in the form of deferred stock units, or DSUs.  Each DSU is equivalent to one share of our common stock.  Dividends paid by us are credited toward the purchase of additional DSUs.  DSUs are payable in the form of common stock to participating directors over a specified period of time as elected by the participating director, or whenever their Board service ends, whichever is sooner.

In addition, each non-management director receives equity compensation valued at $125,000 per year.  The equity compensation is awarded annually in the form of DSUs, granted to directors shortly after the date of the annual stockholder meeting.  Board members who are appointed at any time other than at the annual meeting receive a prorated DSU award with a grant value based upon the number of months from their election date until the next annual stockholder meeting. DSUs granted prior to Fiscal 2016 vested immediately on the award date and will be distributed in common shares after the director’s service on the Board ends.  Commencing in Fiscal 2016, the annual grant of DSUs will vest on a pro-rata basis in the event that a director's service as a member of the Board ends before May 1 of the following calendar year.  On May 25, 2016, each non-management director received 857 DSUs valued at $125,000 on the date of grant.

In conjunction with being named by the Board to the role of Executive Chairman, we entered into a compensation arrangement with Mr. Brouillard, effective November 12, 2015. The agreement provided that during his tenure as Executive Chairman, he would be entitled to receive an annual base salary of $500,000. In addition, on December 1, 2015, he received a grant of restricted stock units ("RSUs") valued at $500,000 as of the date of grant that would vest on December 1, 2016, so long as Mr. Brouillard continued his tenure as Executive Chair and/or as a director of the Company through that date. Mr. Brouillard's role as Executive Chair ended on May 18, 2016, with the appointment of Mr. Smith as independent Chair and with Mr. Brouillard continuing to serve as a director of the Company. Under the terms of the grant, if Mr. Brouillard's tenure as a director had ended prior to December 1, 2016, other than on account of his voluntary resignation, an amount based on the portion of time that he served as an employee and/or director as a percentage of the full one-year vesting period would have vested. If he had voluntarily resigned prior to December 1, 2016, the RSUs would have been forfeited. During his tenure as Executive Chairman, Mr. Brouillard did not receive compensation as a non-employee director.

2016 Director Summary Compensation Table

Information provided in the following table reflects the compensation delivered to our directors who are not named executive officers for our last fiscal year:

Name	Fees Earned or Paid in Cash (a) ($)	Stock Awards (b) ($)	All Other Compensation (c) ($)	Total ($)
John F. Bergstrom	50,000	125,000	—	175,000
John C. Brouillard	42,500	125,000	223,384	390,884
Brad W. Buss	66,667	145,833	—	212,500
Fiona P. Dias	42,500	125,000	—	167,500
John F. Ferraro	140,000	125,000	—	265,000
Adriana Karaboutis	42,500	125,000	—	167,500
Eugene I. Lee, Jr.	42,500	125,000	—	167,500
William S. Oglesby	47,500	125,000	—	172,500
J. Paul Raines (d)	—	—	—	—
Gilbert T. Ray (d)	—	—	—	—
Carlos A. Saladrigas (d)	—	—	—	—
O. Temple Sloan, III (d)	—	155,895	—	155,895
Reuben E. Slone	56,667	145,833	—	202,500
Jeffrey C. Smith	92,500	125,000	—	217,500
Jimmie L. Wade	28,333	—	—	28,333

(a)
Includes paid or deferred board retainers and chair retainers during Fiscal 2016, which were paid in quarterly installments commencing in Fiscal 2016. For Mr. Ferraro, includes the pro-rated retainer he received in conjunction with his service as the Board's independent lead director until May 18, 2016. For Messrs. Buss and Slone, includes pro-rated Fiscal 2015 director compensation received after they joined our Board in March 2016 and prior to our 2016 annual meeting of stockholders. For Mr. Wade, includes the pro-rated Fiscal 2015 director compensation for the period of time he served as a non-management director during Fiscal 2016 following his retirement as an employee at the end of Fiscal 2015 and prior to his retirement as a director following our 2016 annual meeting.

(b)
Except in the case of Mr. Sloan, represents the grant date fair value of DSUs granted during Fiscal 2016.  The grant date fair value is calculated using the closing price of the Company’s stock on the date of grant.  For Messrs. Buss and Slone, includes pro-rated Fiscal 2015 director compensation received after they joined our Board in March 2016 and prior to our 2016 annual meeting of stockholders. For Mr. Sloan, the stock awards represent the incremental fair value associated with awards modified during 2016, calculated in accordance with ASC Topic 718. The modification of these awards was approved by our Board in connection with his retirement from the Board in May 2016. For additional information regarding the valuation assumptions of these awards, refer to Note 17 of the Company’s consolidated financial statements in the 2016 Form 10-K filed with the SEC on February 28, 2017.  These amounts reflect the aggregate grant date fair value computed in accordance with ASC Topic 718, and do not correspond to the actual value that will be realized by the directors.

(c)	For Mr. Brouillard, includes the portion of his base salary as Executive Chairman earned in 2016.

(d)	Messrs. Raines, Ray, Saladrigas and Sloan retired from the Board immediately following our 2016 annual meeting and received no non-employee director compensation during Fiscal 2016.

Directors’ Outstanding Equity Awards at 2016 Fiscal-Year End Table

The following table provides information about the equity awards outstanding as of the end of our last fiscal year for our directors who are not also named executive officers:

Name	Outstanding SARs	Outstanding Deferred Stock Units	Outstanding RSUs
John F. Bergstrom	—	10,997	—
John C. Brouillard	—	15,722	—
Brad W. Buss	—	988	—
Fiona P. Dias	—	10,509	—
John F. Ferraro	—	2,442	—
Adriana Karaboutis	—	1,859	—
Eugene I. Lee, Jr	—	1,272	—
William S. Oglesby	—	15,033	—
J. Paul Raines (a)	—	—	—
Gilbert T. Ray (a)	—	—	—
Carlos A. Saladrigas (a)	—	617	—
O. Temple Sloan, III (b)	1,915	—	1,966
Reuben E. Slone	—	988	—
Jeffrey C. Smith	—	1,272	—
Jimmie L. Wade (b)	—	—	834

(a)
Upon their retirement from the Board in May 2016, substantially all DSUs that had been granted to Messrs. Raines, Ray and Saladrigas as part of their non-employee director compensation were distributed in accordance with the terms of the director compensation plan and/or applicable distribution elections.

(b)
Outstanding stock appreciation rights ("SARs") and RSUs for Messrs. Sloan and Wade reflect equity awards granted to them as executives of the Company. Amounts shown for SARs and 884 of the RSUs granted in February 2014 to Mr. Sloan represent performance-based awards at a zero percent payout for operating income and 35 percent payout for comparable store sales growth or a weighted 17.5 percent payout of the performance awards, as described further in the "CD&A" section of this Proxy Statement.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee is comprised entirely of four independent directors who meet independence, experience and other qualification requirements of the NYSE listing standards, and the rules and regulations of the SEC.  Mr. Bergstrom is the chair of our Compensation Committee.  The Compensation Committee operates under a written charter adopted by the Board.  Our charter can be viewed on our website at www.AdvanceAutoParts.com under the Investor Relations section.

We have relied on management’s representation that the compensation discussion and analysis presented in this Proxy Statement has been prepared with integrity and objectivity and in conformity with SEC regulations.  Based upon our review and discussion with management, we recommended to the Board that the compensation discussion and analysis be included in this Proxy Statement.
THE COMPENSATION COMMITTEE
John F. Bergstrom (Chair)
Fiona P. Dias
Eugene I. Lee, Jr.
William S. Oglesby

COMPENSATION DISCUSSION AND ANALYSIS
This section describes the compensation packages of our principal executive officer, principal financial officer, and three other most highly compensated executive officers as of December 31, 2016. We refer to these executives as our “Named Executive Officers” or “NEOs.”

2016 NEOs	Role
Thomas R. Greco	President and Chief Executive Officer
Thomas B. Okray	Executive Vice President, Chief Financial Officer
Robert B. Cushing	Executive Vice President, Professional
Charles E. Tyson	Executive Vice President, Merchandising, Marketing and Replenishment
Natalie S. Schechtman	Senior Vice President, Human Resources

Additionally, compensation arrangements for our former President and Interim Chief Executive Officer, George E. Sherman, and former Executive Vice President and Chief Financial Officer, Michael A. Norona, are reported in the section of this Proxy Statement entitled "Additional Information Regarding Executive Compensation." Our CD&A is organized in the following manner:

•	Executive Summary

•	Compensation Governance

•	Framework for Executive Compensation

•	New Leadership Team: Compensation Approach

•	Other elements of compensation and benefits

Executive Summary

Financial Highlights

In 2016, we focused on plans to continue to build value for our stockholders as well as to deliver superior attention to and care for our customers. Our journey to complete the integration of our GPI acquisition remained a priority, while being equally focused on the future of our business and developing our business strategy to meet the competitive demands of an industry strongly positioned for growth. Our full year 2016 results were mixed as investments to better serve our customers pressured our operating income; however, as the following table demonstrates, we closed the year with improving comparable store sales results, and we believe we are well positioned for success in the future.

Comparable Store Sales Growth
2016 Period	Actual
Full Year	(1.4)%

First Quarter	(1.9)%
Second Quarter	(4.1)%
Third Quarter	(1.0)%
Fourth Quarter	3.1%

Fiscal 2016 was a year of significant change and progress for us. This included organizational changes and the development of a long-term business strategy necessary to dramatically improve performance in the coming years. Our full year 2016 results were inconsistent with our long-term expectations for our performance. Total and comparable store sales for 2016 decreased 1.7% and 1.4%, respectively, from 2015. Our sales were negatively impacted in 2016 by challenges with inventory availability and service levels contributing to an operating income decrease of 4.6 percent for the full year as compared to Fiscal 2015.

Under Mr. Greco’s leadership following his appointment to the role of CEO in April 2016, we began making investments to better serve our customers, accelerate sales momentum and gain market share. Our first priority is to stabilize sales growth to consistently deliver positive comparable store sales performance and then turn our attention to bottom line profitability margins. We remain confident in the long-term growth and profitability opportunity as we balance our investments in the business with productivity measures to expand margins.

Both our long-term incentive ("LTI") plan for the Fiscal 2014 through Fiscal 2016 performance period and our 2016 annual incentive plan ("2016 AIP") utilized measures of comparable store sales and operating income as their performance metrics. Based on the results:

•
No NEO received a payout under the 2016 AIP because the performance thresholds were not met. Mr. Cushing received a prorated 2016 bonus based on his leadership for our Worldpac business prior to assuming the role of Executive Vice President, Professional. The Worldpac bonus was based on performance versus targets established for Worldpac operating income in 2016.

•
The NEOs who received performance-based SARs in fiscal 2014 received a pro-rated payout of their performance-based SARs under the LTI plan for the Fiscal 2014 to 2016 performance period. This payout was based on a 35 percent of target payout based on actual results as compared to the target level performance for comparable store sales, and no payout was made with respect to the operating income element of the performance-based LTI plan.

Our overall financial results are more fully described in our current Report on Form 8-K filed with the SEC on February 21, 2017, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2016 Annual Report on Form 10-K filed with the SEC on February 28, 2017.

Investor Outreach: Connecting with our Stockholders

At our 2016 annual meeting, the proposal to approve our executive compensation received approval by 83 percent of stockholders who voted, which was a somewhat lower rate of approval than we had experienced in prior years. As a result, and in light of recent changes in our Board and executive leadership, during the fall of 2016 members of management and our Board Chair had discussions with several key stockholders who represent approximately 15 percent of our outstanding stock regarding our compensation and corporate governance programs.

Our discussions focused on the compensation of our new leadership team and potential changes to our incentive programs intended to improve alignment of management's interests with those of our stockholders, and we sought input regarding performance metrics under consideration for our short-term and long-term incentive plans. We discussed the potential addition of a free cash flow performance measure to our short-term incentive program in conjunction with our strategic focus on improving productivity and to complement our existing performance measures based on comparable store sales and operating income. In addition, we discussed the potential elimination of operating income as a performance metric for our LTI plan in order to reduce the duplication of metrics that previously existed between our short and long-term incentive compensation plans and the substitution of metrics based on Relative Total Shareholder Return ("TSR") and return on invested capital to reward management for successful execution with respect to these aspects of our strategic plan. Ultimately, for our 2017 annual and long-term incentive compensation plans, we have implemented performance metrics that we believe are well aligned with the expectations of our stockholders and the feedback we received.

We believe it is extremely important as a part of our governance process to ensure that our stockholders have a forum to discuss questions or concerns and an opportunity to provide feedback. We plan to develop a systematic approach for future outreach efforts to our stockholders.

Fiscal Year 2016 Executive Officer Compensation Program Highlights

The Company's compensation programs continue to center on a pay-for-performance philosophy. Compensation actions for Fiscal 2016 were directly aligned with this philosophy to ensure our leadership’s interests are aligned with those of our stockholders. The following table summarizes the compensation elements provided for our NEOs in Fiscal 2016, as well as the rationale for the key actions and decisions made by the Compensation Committee with respect to each element.

Compensation Element	Purpose	2016 Actions
Base Salary	Fixed annual cash compensation to attract and retain executives
For Mr. Greco, Mr. Okray and Ms. Schechtman, all of whom joined us in 2016, the Compensation Committee established annual base salaries intended to align with the median of the market for their respective roles.

Mr. Cushing was provided a salary increase at the time of his promotion to EVP, Professional.

Annual Incentive Plan ("AIP") Cash Incentive Plan	Performance-based variable pay that delivers cash incentives when executives meet or exceed key financial results	For Fiscal 2016, no performance-based bonuses were paid under the AIP because the minimum performance thresholds were not met.
LTI Equity Compensation	Performance and service-based equity compensation to reward executives for a balanced combination of meeting or exceeding key financial results and creating long-term stockholder value
During Fiscal Year 2016, no annual LTI awards were granted to NEOs for the Fiscal 2017-2019 performance period. The Company has realigned the timing of our LTI cycle and going forward will grant in first quarter of each fiscal year. Accordingly, annual LTI grants were made in March 2017.

Mr. Cushing received LTI awards as a part of his new compensation package when promoted to the EVP, Professional role. Mr. Greco, Mr. Okray and Ms. Schechtman were given LTI grants in conjunction with their new hire compensation packages. Those grants are described in more detail in our "2016 New Executive Leadership" discussion.

Payout for the performance-based SARs for the Fiscal 2014-2016 performance period was 17.5% of target, reflecting a 35% of target payout for comparable store sales performance and no payout for operating income performance.

2016 New Executive Leadership

We welcomed three new executive officers in 2016 as a part of our journey to transform our business. Mr. Greco joined Advance Auto Parts in April 2016 following a successful 30-year career at PepsiCo, with his most recent role being CEO of Frito-Lay North America. Mr. Okray joined the Company as our Executive Vice President, Chief Financial Officer in October 2016 and brings more than 25 years of finance, operations and supply chain experience to the business from both Amazon and General Motors. Ms. Schechtman began her role as Senior Vice President, Human Resources in May 2016, coming most recently from a nearly ten-year career at PepsiCo. Lastly, Mr. Cushing was promoted to the role of Executive Vice President, Professional in 2016. He brings vast experience with our Professional customers from his tenure at Worldpac and expansion of his role will facilitate an enhanced focus on this critical part of our business.

The following table summarizes the key elements of the compensation packages for each of these new executives, which consist of an annual compensation package that is consistent with our compensation philosophy and aligned with market, as well as certain one-time sign-on and make-whole compensation elements. For additional information regarding our NEOs' compensation arrangements, please see the "Additional Information Regarding Executive Compensation" section of this Proxy Statement and the Employment Agreements section of this CD&A. All compensation with respect to one-time, performance-based awards described in the following table is subject to our Incentive Compensation Clawback Policy. Mr. Cushing also received a one-time, performance-based incentive LTI award as part of his promotional compensation package. The compensation packages for each of the new members of the Executive Leadership team are described in detail in the "New Leadership Team: Compensation Approach" section of this CD&A.

Executive	Compensation Element		Compensation Type	Rationale
Mr. Greco	• •	Annualized Target Total Direct Compensation: $7,585,000 86% Performance-Based	Annual	•	Target compensation designed to align with market median
	• •	$2,000,000 Cash sign-on $10,200,000 Long-Term Incentive Sign-on, time and performance-based	One-Time	•	Replacement of forfeited compensation from former employer that is subject to both performance and continued service requirements
	•	$3,000,000 Long-Term Incentive	One-Time	•	Inducement compensation for accepting position; subject to continued service requirements
Mr. Okray	• •	Annualized Target Total Direct Compensation: $2,000,000 75% Performance-Based	Annual	•	Target compensation is below median compensation for CFO
	•	$380,000 Cash Sign-on	One-Time	•	Replacement of forfeited compensation from former employer that is subject to continued service requirements
	•	$2,000,000 Long-Term Incentive Sign-on, time-based
Ms. Schechtman	• •	Annualized Target Total Direct Compensation: $962,500 64% Performance-Based	Annual	•	Target compensation designed to align with market median
	•	$250,000 Cash Sign-on	One-Time	•	Replacement of forfeited compensation from former employer that is subject to continued service requirements

Our Leadership Transition

With our new leadership assuming their responsibilities, prior leaders Messrs. Sherman and Norona departed the Company effective December 31, 2016. In connection with their departures both executives received severance benefits, which were consistent with the terms and conditions of their employment agreements. These are described in more detail in the Employment Agreements section of this CD&A.

Compensation Governance

We believe good corporate governance practices that reflect our values and support our strong strategic and financial performance must include policies and procedures related to our compensation practices. We regularly review our compensation programs to ensure that our incentives are aligned with stockholder value.

Compensation Framework Highlights

We Do …	We Do Not …
✓ Pay for Performance with rigorous objective financial metrics that are closely tied to our success and delivery of stockholder value	✗ Provide Excise Tax Gross-Ups for Change in Control Payments.
✓ Have an Incentive Compensation Clawback Policy	✗ Reprice or exchange underwater stock options
✓ Incorporate “Double-Trigger” Vesting	✗ Pay dividends on unearned annual performance-based equity awards
✓ Have Stock Ownership Guidelines	✗ Permit hedging
✓ Ensure independence requirements are met for our Compensation Consultant	✗ Permit pledging unless certain stringent requirements are met

•As illustrated in our Framework for Executive Compensation overview below, a significant percentage of our compensation package is performance-based for all of our NEOs and in particular for our CEO’s total direct compensation (86 percent of total compensation for our CEO is performance-based).

•Our Board has adopted an Incentive Compensation Clawback Policy which provides that incentives may be required to be repaid to the Company if the covered executive’s fraud or willful misconduct results in an accounting restatement. More information can be found in the "Employment Agreements" section of this CD&A.

•The employment agreements of our NEOs do not provide for excise tax gross-ups for excess parachute payments in connection with a Change in Control.

•The terms of our LTI grants provide that in connection with a Change in Control, vesting of awards only occurs if the awards are not replaced or the executive’s employment is terminated without Due Cause within 24 months following a Change in Control. All unvested LTI awards that are currently outstanding are subject to double-trigger vesting.

•Our Board has established Stock Ownership Guidelines which require our directors and senior officers to achieve and maintain meaningful levels of stock ownership to ensure alignment with the interests of our stockholders. Our CEO is required to hold shares equivalent to six times his base salary. Beginning in 2017, the holding level requirement for our President and Executive Vice Presidents has increased from two times base salary to three times base salary.

•Our Insider Trading Policy (i) prohibits directors and certain employees, including executive officers, from transactions in our stock except during specified windows, (ii) prohibits directors and all employees from pledging our common stock unless certain stringent requirements are met and (iii) prohibits directors and all employees from engaging in hedging of our common stock. We do not permit hedging or pledging of our LTI awards.

•The Committee has exercised its authority to engage and retain the services of an independent compensation consultant.

Compensation Decision Roles

The Compensation Committee has final approval of all compensation recommendations for our NEOs. The Compensation Committee has engaged Frederic W. Cook & Co., Inc. (“FW Cook”), an independent consulting firm, to provide advice and assistance to the Compensation Committee when making decisions. FW Cook reports to the Compensation Committee, and all services provided by FW Cook are on behalf of the Compensation Committee.

Compensation Committee	FW Cook	CEO and Management
☑ Review annual performance and compensation of CEO and NEOs, including salary, short-term and long-term incentives	☑ Provide advice and assistance to the Compensation Committee when making compensation decisions	☑ CEO annually reviews performance of all executives
☑ Review, make recommendations and approve compensation plans	☑ Assist with reviews and updates on compensation best practices
☑ Management develops and maintains an effective pay and performance management system throughout the Company, and develops the strategic plan and business goals which are then incorporated into our incentive programs as performance measures

☑ Periodic review of our peer group	☑ Provide the Compensation Committee with updates on regulatory and compliance changes related to executive compensation if and when applicable	☑ CEO makes recommendations for salary and incentive compensation commensurate with performance of each executive and of the Company
☑ Oversight of our Incentive Compensation Clawback Policy

Setting Executive Compensation

In determining appropriate compensation opportunities for our NEOs, the Compensation Committee reviews competitive market data provided by FW Cook on compensation practices among a peer group of other specialty retailers. On behalf of the Compensation Committee, FW Cook conducts an annual review of the compensation practices of our peer group. Our peer group is established using a set of guiding principles:

•	Limit consideration to companies with revenues between $3 billion and $23 billion, generally equivalent to a minimum of one-third and a maximum of two and a half times our revenues;

•	Include domestic, publicly traded companies that have a targeted focus of similar industries (including, but not limited to, Automotive Retail, General Merchandise Stores and Specialty Stores); and

•	Consider companies with similar customers and/or business operations and likely proxy advisory firm peer groups.

In 2015, the Compensation Committee selected the following companies (listed in alphabetical order), which include several of our direct competitors as well as other specialty retailers with both commercial distribution and retail businesses, to comprise the peer group used in competitive comparisons of executive compensation levels and to help the Committee evaluate compensation opportunities for 2016:

AutoZone, Inc.	Genuine Parts Company	The Sherwin-Williams Company
Dollar General Corporation	LKQ Corporation	Tractor Supply Company
Dollar Tree, Inc.	O’Reilly Automotive, Inc.	W.W. Grainger, Inc.
Family Dollar Stores, Inc.	Office Depot, Inc.	WESCO International, Inc.
Fastenal Company	Staples, Inc.

In August 2016, FW Cook conducted its annual review of our peer group. Family Dollar was acquired by Dollar Tree and will no longer be included. Additionally, based on the principles for inclusion, CarMax, Inc., Dick’s Sporting Goods, Inc. and HD Supply Holdings, Inc. were added to the peer group used in competitive comparisons to help the Committee evaluate 2017 pay opportunities.

Compensation Positioning

The Compensation Committee considers multiple sources when determining executive pay. Generally speaking, we target the market median for annual compensation at target. The Committee reviews compensation data from our peer group as well as from external information from Hay Group, an independent firm retained by management, that provides information on compensation practices specific to the retail industry.

Framework for Executive Compensation

Compensation Philosophy and Objectives

Our executive compensation philosophy is straightforward - we pay for performance. Our executives are accountable for the performance of the business and are compensated based on that performance. In order to ensure we are effectively meeting our pay for performance philosophy, we strive to deliver a significant portion of our executive compensation through performance-based incentives. The Annual Total Direct Compensation mix for our CEO and our other NEOs is illustrated below.

•	Variable, performance based compensation for our CEO is 86% of his total compensation.

•	Our other NEOs, on average, have 65% of their total compensation tied to variable, performance based compensation.

Although we have no pre-established policy or target allocation between specific compensation components, the majority of an executive officer’s annual total target compensation is determined by our performance as compared to performance goals established for our short-term and long-term plans.

Base Salary

The Compensation Committee reviews the information provided by FW Cook regarding our executive officers’ base salary levels compared to base salaries of executives of companies in our peer group as presented in their latest available proxy statements. The Committee also reviews the assessment of the performance of each executive officer. Performance reviews generally include assessing outcomes compared to specific business and strategic objectives that are established and reviewed annually.

The following table summarizes 2016 base salaries compared to 2015. Three of our five NEOs were newly appointed to the Company in 2016 and therefore did not receive an increase. Rather, their base salaries were established based on the Compensation Committee’s assessment of their scope of responsibility and the relevant market data for our peer companies as provided by FW Cook. Mr. Cushing received a salary increase when he was promoted to the role of Executive Vice President, Professional.

NEOs	2015 Salary	2016 Salary	% Change
Thomas R. Greco	Not applicable	$1,100,000	Not applicable
Thomas B. Okray	Not applicable	$500,000	Not applicable
Robert B. Cushing	$448,000	$470,000	5%
Charles E. Tyson	$490,000	$490,000	0%
Natalie S. Schechtman	Not applicable	$350,000	Not applicable

Annual Incentive Plan

Our compensation philosophy connects our executives’ potential annual earnings to the achievement of performance objectives designed to support execution of our business strategies.  Our AIP provides for the payment of cash bonuses based upon our performance in relation to predetermined financial targets established during the first quarter of the fiscal year.  For Fiscal 2016, we established incentive targets so that total annual cash compensation at the target level would achieve the Committee's desired positioning relative to market data, with the opportunity for higher total annual cash compensation for correspondingly higher performance.  The overall AIP potential varies depending upon the executive’s position.  All AIP target opportunities for our NEOs were established under the stockholder-approved 2007 Executive Incentive Plan.

NEOs	Base Salary	AIP Target (%)	AIP Target ($)
Thomas R. Greco	$1,100,000	135%	$1,485,000
Thomas B. Okray	$500,000	90%	$450,000
Robert B. Cushing	$470,000	85%	$399,500
Charles E. Tyson	$490,000	85%	$416,500
Natalie S. Schechtman	$350,000	75%	$262,500

For our three NEOs who joined the Company in 2016, the treatment of their 2016 AIP is based on the terms of their respective offers of employment as described below. Each of their respective employment agreements do NOT provide for any continuing or further bonus guarantees other than what is described herein:

•
Mr. Greco was guaranteed a minimum bonus for Fiscal 2016 at target level as consideration for the bonus opportunity he forfeited from his previous employer upon his departure and as an acknowledgment that he was joining us in the middle of a year for which he would have limited opportunity to influence outcomes based on previously established performance metrics.

•
Mr. Okray was not eligible to receive a bonus for 2016 because he joined the Company in late 2016. He is entitled to receive his 2017 AIP payment at a minimum of target level bonus as part of the negotiated terms of his employment.

•	Ms. Schechtman received a one-time guaranteed bonus for Fiscal 2016 at target level reasons similar to Mr. Greco.

With the exception of Mr. Greco and Ms. Schechtman, our AIP payouts in 2016 were based on our performance versus the goals approved by the Compensation Committee. Mr. Greco and Ms. Schechtman's payouts were based on their annual target bonus amounts provided in the table above of $1,485,000 and $262,500 respectively. For 2016, our plan metrics were Operating Income (80%) and Comparable Store Sales (20%). The performance thresholds are outlined in the table below. Mr. Tyson did not receive a payout under the 2016 AIP as the required thresholds were not met. Mr. Cushing received a partial cash-bonus payout for his performance as the leader of our Worldpac organization prior to assuming the role of EVP, Professional. This payout was based on the Operating Income results versus target for the Worldpac business in 2016. Worldpac achieved 93.4percent of its Operating Income target, resulting in a payout of 80.2%. His final bonus was prorated based on time spent in this role.

2016 Annual Incentive Plan Performance Results Table

The following table shows the actual performance results for Fiscal 2016, as well as the threshold, target and maximum performance goals for Fiscal 2016.

Metric	Performance Weight	2016 Potential Payout Results			Actual Results	Final Payout
		Threshold	100% of Target	200% of Target (Maximum)
Enterprise Operating Income ($ in millions)	80%	$1,014.5	$1,107.1	$1,153.3	$828.5	0.0%
Enterprise Comparable Store Sales (%)	20%	1.0%	2.0%	4.0%	(1.4)%	0.0%

Target level and actual enterprise operating income results exclude the impact of amortization related to the acquisition of GPI intangibles. For additional information about our AIP, please refer to the "2016 Grants of Plan-Based Awards Table" contained in this Proxy Statement, which shows the threshold, target and maximum incentive amounts payable under the plan for our Fiscal 2016 performance.

Long-Term Incentive Compensation

Our executives receive long-term incentive compensation intended to link their compensation to our long-term financial success.  Historically, we have granted awards in December prior to the start of each three-year vesting and performance period. However, in 2016 the Compensation Committee approved a change in the timing of grants of annual awards to the first quarter of each fiscal year. Therefore, our annual grants for the 2017 through 2019 performance period were made in March 2017.

Performance LTI Awards: December 2013, December 2014 and December 2015

Beginning with the December 2013 Annual Grant, the Committee determined and approved that the performance-based component of our LTI program would be delivered as performance-based SARs. The metrics selected for these awards were three year cumulative operating income and three year average comparable store sales growth, equally weighted at 50 percent per metric, as the Compensation Committee believed these were critical areas of focus that tie directly to our success and delivery of stockholder value. With the exception of Messrs. Greco and Okray and Ms. Schechtman, all of our NEOs received LTI awards for each of these performance-based SARs cycles.

2014-2016 LTI Performance Vesting Table

The following table shows the actual performance results for Fiscal Years 2014 to 2016, as set forth in our audited financial statements, as well as the threshold and target performance levels for annual LTI grant for the Fiscal 2014 to Fiscal 2016 performance period.

Metric	PerformanceWeight	Potential Payout Results			Actual Results	Final Potential Payout % by Metric
		Threshold	100% of Target	200% of Target (Maximum)
Cumulative Operating Income ($ in millions)	50%	$2,622.1	$2,833.2	$3,112.7	$2,489.0	0.0%
Average Annual Comparable Store Sales Growth (%)	50%	0.0%	1.5%	3.5%	0.2%	35.0%

As a result of the 50 percent weighting for each metric, the final weighted average payout for the performance-based LTI award for Messrs. Cushing, Tyson, Norona and Sherman was 17.5 percent of target for the Fiscal 2014 to Fiscal 2016 performance period.

2017 Annual LTI Program

Commencing in Fiscal 2017, we have instituted several changes to our LTI program so that we may continue to enhance the alignment between the interests of our executives and the interests of our stockholders. The Compensation Committee has approved the program adjustments, which were implemented with the award of our annual grants in March 2017. The following table provides a summary of our annual 2017 LTI program changes. We feel that in particular the updates to our metrics for the performance-based LTI program were important adjustments to ensure our incentive schemes are aligned with our Company's business plan. Return on Invested Capital is a critical measure to ensure we are making wise decisions with our Capital as we move forward to grow our business. Relative Total Shareholder Return will allow us to stay laser focused on out-performing our competitors.

	Change	From	To	Rationale
F	Award Timing	Fourth Quarter of Calendar Year	First Quarter of Calendar Year	Clearer alignment with applicable performance periods
F	Award Vehicle Weighting	50% Performance-Based	70% Performance-Based	Strengthen alignment of Pay and Performance
		50% Time-Based	30% Time-Based
F	Metrics	50% Operating Income	One third Return on Invested Capital
Eliminate some duplication of metrics between AIP and LTI plans. Ensure we have long-term metrics that align with our Company's business plan as well as link performance-based compensation to improving stockholder value.

One third Relative TSR
50% Comparable Store Sales Growth
One third Comparable Store Sales Growth

New Leadership Team: Compensation Approach

As we discussed in our Executive Summary, we were fortunate to welcome three new leaders to help us transform and continue to grow our business while focusing on investments in our customers. Each new leader was offered a compensation opportunity commensurate with his or her new role within the organization as well as certain one-time compensation elements to induce them to join the organization and/or replace compensation forfeited from his or her prior employer. The elements of these compensation packages are described below.

Mr. Greco, President and Chief Executive Officer

•	Base Salary: $1,100,000 on an annualized basis

•	Target Bonus: 135% of base salary

◦
One-Time Consideration: For 2016, Mr. Greco's bonus was guaranteed at target in consideration for his transition from employment at PepsiCo. A portion was to replace the bonus opportunity he forfeited from his previous employer upon joining us, and the remainder was in acknowledgment of the fact that he was joining us in the middle of a year for which he would have limited opportunity to influence outcomes based on previously established bonus goals.

◦
Ongoing Compensation: For 2017 and beyond, Mr. Greco's bonus will be based on the performance of the Company measured against the bonus criteria approved for each respective plan year for the NEOs. His maximum bonus opportunity is 200 percent of target.

•	Sign On Bonus: $2,000,000

◦
One-Time Consideration: Mr. Greco received a cash sign on award to replace the unvested cash-based long-term incentive awards that he forfeited when he left his prior employment. The sign-on bonus is subject to a 100 percent clawback if Mr. Greco resigns without Good Reason (as defined in his employment agreement) prior to the one-year anniversary of his date of hire, and a 50 percent clawback if he resigns without Good Reason between the first and second year anniversaries of his date of hire.

•	Long-Term Incentive Awards: Mr. Greco received four LTI awards, each with unique terms as described below:

◦
Ongoing Compensation: For the Fiscal 2016-2018 performance period, Mr. Greco received an annual LTI grant under the Company's 2014 LTI Plan, with generally the same terms as the December 2015 grants to other executives. The grant date fair value of Mr. Greco's annual equity grant was $5,000,000, and this award is comprised of 50 percent performance-based SARs and 50 percent time-based RSUs. The SARs, which will have a seven year term, may be earned from 25 percent to 200 percent of the target number of shares underlying the SARs, based 50 percent on the Company's three-year Operating Income results compared to target and 50 percent on the Company's three-year average annual comparable store sales growth performance. The time-based RSUs will vest in three equal installments beginning on the one year anniversary of the grant date.

◦
One-Time Consideration: Mr. Greco received a grant of Make-Whole RSUs to replace unvested performance shares and pension benefits from his prior employment. The aggregate value of the award, $10,200,000, is equal to the total value of the forfeited performance shares and pension benefits and was delivered in two distinct grants:

1.
One-Time performance-based RSU grant with a grant date fair value of $8,000,000 vesting in three equal installments beginning on the first anniversary of the grant date, subject to (i) Mr. Greco's continued employment through the applicable vesting date, and (ii) Mr. Greco satisfying two performance conditions of (a) completion of establishing his Executive Leadership team for the company and (b) completion of the five-year business plan to be presented to the Board of Directors within one-year of his commencement of employment. The Compensation Committee deemed Mr. Greco to have achieved these performance conditions.

2.
One-Time time-based RSU grant with a grant date fair value of $2,200,000. This award will vest in three equal installments on the second, third and fourth anniversaries of the grant date subject to Mr. Greco's continued employment through the respective vesting dates.

◦
One-Time Consideration: Mr. Greco received a grant of time-based SARs with a grant date fair value of $3,000,000 as inducement compensation for accepting employment with the Company. This award, which will have a seven-year term, will vest in three equal installments on the third, fourth and fifth anniversaries of the grant date, subject to Mr. Greco's continued employment through the respective vesting periods.

Mr. Okray, Chief Financial Officer

•	Base Salary: $500,000 on annualized basis

•	Target Bonus: 90% of base salary

◦
One-Time Consideration: Mr. Okray was not eligible for a 2016 annual incentive bonus. For the 2017 Fiscal year, Mr. Okray was offered a bonus guaranteed at his target award value in consideration of his transition from his previous employment at Amazon.

◦
Ongoing Compensation: For 2018 and beyond, Mr. Okray's bonus will be based on the performance of the Company measured against the bonus criteria approved for each respective plan year for the NEOs. His maximum bonus opportunity is 200 percent of target.

•	Sign on Bonus: $380,000

◦
One-Time Consideration: Mr. Okray received a cash sign on award to replace compensation that he forfeited when he left his prior employment. The sign on bonus is subject to a 100 percent clawback if Mr. Okray resigns without Good Reason (as defined in his employment agreement) prior to the one-year anniversary of his date of hire.

•	Long-Term Incentive Awards: Mr. Okray received two LTI awards, each with unique terms and conditions:

◦
One-Time Consideration: Mr. Okray received a one-time grant of time-based RSUs with a grant date fair value of $2,000,000 that may vest in 70 percent and 30 percent portions on the first and second anniversaries of the grant date, respectively, to replace a portion of the value of equity he forfeited from his former employment.

◦	Ongoing Compensation: Due to the timing changes made to our annual LTI program, Mr. Okray did not receive an annual LTI award in 2016.

Ms. Schechtman, Senior Vice President, Human Resources

•	Base Salary: $350,000 on an annualized basis

•	Target Bonus: 75% of base salary

◦	One-Time Consideration: For the 2016 Fiscal year, Ms. Schechtman was offered a bonus guaranteed at her target award value for similar reasons as for the one-time bonus guarantee for Mr. Greco.

◦
Ongoing Compensation: For 2017 and beyond, Ms. Schechtman's bonus will be based on the performance of the Company measured against the bonus criteria approved for each respective plan year for the NEOs. Her maximum bonus opportunity is 200 percent of target.

•	Sign on Bonus: $250,000

◦
One-Time Consideration: Ms. Schechtman received a cash sign on award to replace the value forfeited from her former employer. The sign on bonus is subject to repayment if Ms. Schechtman voluntarily resigns prior to the completion of two years of service with us.

•	Long-Term Incentive Awards:

◦
Ongoing Consideration: For the Fiscal 2016-2018 performance period, Ms. Schechtman received a prorated annual LTI grant based on her date of hire under the 2014 LTI Plan, with generally the same terms as the December 2015 grants to other executives. The grant date fair value of the grant was $188,462 and this award is comprised of 33 percent performance-based SARs and 67 percent time-based RSUs. The SARs, which will have a seven year term, may be earned from 25 percent to 200 percent of the target number of shares underlying the SARs, based 50 percent on the Company's three-year Operating Income results versus target and 50 percent on the Company's three-year average annual comparable store sales growth performance. The time-based RSUs will vest in three equal installments beginning on the one year anniversary of the grant date.

In addition, Mr. Cushing, who previously served as the President of our Worldpac business, was named to the newly created role of Executive Vice President, Professional. In conjunction with his promotion and commensurate with his new role,

Mr. Cushing received a 5 percent salary increase, a prorated 2016 annual LTI grant for the Fiscal 2016-2018 performance period, and a special LTI grant comprised of 2,525 performance-based RSUs with a value of $408,747 on the date of grant.

Retirement Savings Programs

Executives are eligible to participate in our 401(k) plan, along with our other eligible employees, once they meet eligibility requirements. During 2016, consistent with our matching offered to all employees, we matched 50 percent of each dollar up to 6 percent of an executive's contributions or the maximum contributions permitted by Internal Revenue Service ("IRS") plan testing limitations, whichever is lower.  Generally, executives’ ability to accumulate retirement savings through our 401(k) plan is limited due to Internal Revenue Service limitations with respect to highly compensated employees.  Thus, we have established a non-qualified deferred compensation plan for NEOs and certain other eligible executives.  Pursuant to the plan, eligible employees were able to defer up to 50 percent of their annual salary and up to 50 percent of their bonus earnings in 2016.  Earnings on deferrals, if any, depend on the market-based investment funds selected by the executives.  We do not match executives’ deferrals into the non-qualified deferred compensation plan.  All compensation deferred under this plan is distributed in cash to the executive on a future date elected by the participating executive or upon termination of employment, whichever occurs first.  Distribution of deferred compensation payments must occur at least six months after termination of employment.

Executive officers and senior vice presidents may also voluntarily defer up to 50 percent of their base salary into our deferred stock unit plan.  Deferred earnings are converted into equivalent stock units at 100 percent of the market price based on the closing price of our stock on the deferral date.  Prior to the beginning of the year in which the deferrals begin, eligible executives must make irrevocable participation elections and designate future distribution dates for both the deferred compensation and deferred stock unit plans.  All deferred stock units, or DSUs, are settled in our stock.

Detailed information about deferrals made by NEOs is presented in the "2016 Non-Qualified Deferred Compensation Table" contained in this Proxy Statement.

Other Compensation

We do not provide perquisites to our executive. In 2015 and prior years, taxable perquisite allowances were provided to NEOs and certain other executives under our Executive Choice Plan, through which eligible executives received reimbursement for services they receive for financial/estate planning, tax planning/preparation, and associated legal fees. The Executive Choice Plan was discontinued effective with the commencement of Fiscal 2016. In addition, the personal use of the corporate aircraft was discontinued effective with the commencement of Fiscal 2016.

During 2016, Messrs. Greco, Okray and Cushing and Ms. Schechtman received certain relocation benefits, which included reimbursement of temporary living expenses, moving expense reimbursement, home sale/purchase assistance and tax reimbursements under the Company's relocation program and approved by the Compensation Committee.

Employment Agreements

We compete for executive talent, and we believe that providing severance protection plays an important role in attracting and retaining key executives.  Accordingly, we have entered into employment agreements with all NEOs and other selected senior executives.  The agreements for Messrs. Greco, Okray, Cushing and Tyson automatically renew for an additional one-year term unless either party provides notice of non-renewal at least 90 days prior to the end of the then effective term.  We entered into an employment agreement with Mr. Greco effective April 11, 2016. We entered into an employment agreement with Mr. Okray effective October 31, 2016. We entered into an employment agreement with Mr. Tyson effective April 29, 2013, which was amended effective June 17, 2014 to provide that his employment location would be Raleigh, North Carolina, in conjunction with our establishment of our second store support center following our acquisition of GPI. We entered into an employment agreement with Mr. Cushing effective August 21, 2016. We entered into an employment agreement with Ms. Schechtman effective May 9, 2016, for an initial one-year term. Her agreement provides that after the initial one-year term, the agreement is extended each day for an additional day until we provide at least 90 days' notice of our intention not to extend her agreement.

The agreements with Messrs. Greco, Okray, Cushing and Tyson specify annual base salary and annual performance-based cash target bonus amounts for each executive, calculated as a specified percentage of the executive’s base salary. The performance measures are determined by the Compensation Committee annually and are consistent with the measures applied to other senior executives.  Ms. Schechtman's agreement does not specify her annual base salary or annual cash target bonus amounts. For Fiscal 2016, Mr. Greco and Ms. Schechtman were each entitled to receive a minimum annual bonus equal to their respective Target Bonus Amounts. For Fiscal 2017, Mr. Okray will be entitled to receive a minimum annual bonus equal to his Target Bonus Amount. Each NEO is eligible to participate in all of our applicable benefit plans and programs pursuant to the terms of such programs.

If the executive’s employment is terminated in the event of the executive’s death, we have agreed to pay to the executive’s designated beneficiary or estate an amount equal to one year of base salary at the rate then in effect, plus, in the case of Messrs. Greco, Okray, Cushing and Tyson, an amount equal to the executive’s target level bonus in effect at the time of the executive's death. In the case of Ms. Schechtman, if her employment is terminated in the event of her death, we have agreed to pay to her designated beneficiary or estate an amount equal to one year of base salary at the rate then in effect, plus an amount equal to the pro rata portion of any bonus that would have been payable with respect to all fiscal quarters completed prior to termination of employment, provided the criteria for such bonus other than executive's continued employment are satisfied.

In the event of termination of employment due to disability as defined in the agreements, the executive will receive a lump sum payment amount equal to 30 percent of base salary at the rate then in effect, plus an amount equal to the executive’s target level annual bonus then in effect (or in the case of Ms. Schechtman, an amount equal to the pro rata portion of any bonus that would have been payable to the executive with respect to all fiscal quarters completed prior to termination of employment, provided the criteria for such bonus other than the executive's continued employment are satisfied) in addition to the benefits payable under our qualified group disability plan.  Executives are also granted a right to continue their medical benefits for up to one year post-termination at the same cost as active employees, except for Mr. Greco, who may continue his medical benefits for up to 18 months post-termination at the same cost as active employees.

In addition, under the terms of the executives' long-term incentive awards (except for Mr. Greco's inducement SARs award), if the executive’s employment is terminated on account of death or disability, all time-based RSUs and SARs granted to the executive pursuant to our 2004 and 2014 LTI Plans or any successor plan will vest and become exercisable if not then vested or exercisable.  If the executive’s employment is terminated on account of death, disability or retirement prior to the vesting date of the executive’s performance-based SARs or RSUs (except for Mr. Greco's sign-on RSU award and Mr. Cushing's September 2016 RSU award), the performance-based SARs or RSUs will become eligible for exercise or issuance on the normal vesting date for performance-based awards on a pro-rata basis for the time that the executive was employed during the performance period.  The pro rata amount of performance SARs or RSUs that will become eligible for exercise or issuance will be based on our actual performance through the end of the performance period. In the event Mr. Greco's employment is terminated on account of his death or disability, or if we terminate his employment without "Due Cause" or he terminates his employment for "Good Reason," as defined in his agreement, a pro rata portion of his unvested inducement award of time-based SARs will vest and become exercisable based on the time that he was employed during the vesting period and all of his unvested sign-on time-based and performance-based RSUs will vest as of the effective date of his termination of employment. In the event Mr. Cushing's employment is terminated on account of his death or disability, or if we terminate his employment without "Due Cause" or he terminates his employment for "Good Reason," as defined in his agreement, a pro rata portion of his unvested September 2016 performance-based RSUs may vest based on our actual performance for the completed 2017 or 2018 performance periods.

If we terminate the executive’s employment without "Due Cause" or if the executive terminates his or her employment for "Good Reason," as defined in the agreements, other than following a Change in Control, as defined in the 2014 LTIP, or as defined in the 2004 LTIP in the case of Mr. Tyson, Messrs. Okray, Cushing and Tyson will be entitled to a lump sum severance payment in an amount equal to one year of base salary at the rate then in effect, plus an amount equal to an average of the past three years' annual bonus payments.  Mr. Greco is entitled to an amount equal to one and one half times his annual base salary at the rate then in effect and an amount equal to one and one half times the average value of the annual bonuses paid to him for the three completed fiscal years immediately prior to the date of such termination, as well as an annual bonus for the fiscal year of termination of employment, based on actual full-year performance, pro-rated to reflect the time of service for such fiscal year through the date of termination. For Ms. Schechtman, if we terminate her employment without "Due Cause," as defined in her agreement, other than following a Change in Control, as defined in the 2014 LTIP, she will be entitled to a lump sum severance payment in an amount equal to one year of base salary at the rate then in effect, plus an amount equal to the pro rata portion of any bonus that would have been payable with respect to all fiscal quarters completed prior to termination of employment, provided the criteria for such bonus other than her continued employment are satisfied. Except as described in the preceding paragraph with respect to Mr. Greco's inducement and sign-on grants, and Mr. Cushing's September 2016 RSU award, any performance-based grants of SARs and RSUs will vest immediately on a pro rata basis based on our performance for the amount of time the executive was employed during the performance period measured as of the most recently completed fiscal quarter. Executives are also granted a right to continue their medical benefits for one year post-termination at the same cost as active employees and to receive outplacement services for a period of up to one year, except for Mr. Greco who may continue his medical benefits for 18 months post-termination at such cost.

Except in the case of Ms. Schechtman, if, within twelve months after a Change in Control, we terminate the executive officer’s employment other than for Due Cause, death or disability, or the executive terminates the executive’s employment for Good Reason, the executive will be entitled to receive a lump sum severance payment in an amount equal to two times base salary at the rate then in effect, plus two times the target annual bonus amount then in effect.  Mr. Greco is also entitled to these benefits in the event his employment is terminated in contemplation of a Change in Control within three months prior to the consummation of a Change in Control. Ms. Schechtman will be entitled to receive a lump sum severance payment in an amount equal to one year of base salary at the rate then in effect plus an amount equal to the pro rata portion of any annual bonus that would have been payable to the executive, provided the criteria for such bonus other than executive's continued employment have been satisfied. In addition, we will provide the executive certain outplacement services for a period of up to one year.  In the event of a Change in Control, all time-based SARs and RSUs, as well as Mr. Greco's sign-on performance-based RSUs, will vest and become exercisable or issued only if the acquiring entity does not exchange or replace the LTI grants or upon termination of employment without Due Cause within 24 months following the Change in Control event. Performance-based SARs and RSUs (except for Mr. Cushing's September 2016 RSUs) will vest at the same time on a pro rata basis based on our performance for the amount of time the executive was employed during the performance period measured as of the most recently completed fiscal quarter prior to the Change in Control event. Mr. Cushing's September 2016 RSUs will vest based on the following: (i) if the Change in Control event occurs prior to the end of the 2017 performance period, the number of awards will be calculated based on the amount of time he was employed during the performance period, (ii) if the Change in Control event occurs during the 2018 performance period, the number of awards will be calculated based on actual 2017 performance and the amount of time he was employed during the 2018 performance period, and (iii) if the Change in Control event occurs after the 2018 performance period but before the vesting date, the number of awards will be calculated based on actual 2017 and 2018 performance. Executives are also granted a right to continue their medical benefits for up to one year post-termination at the same cost as active employees, except for Mr. Greco who may continue his medical benefits for 18 months post-termination at such cost.

In the event of a Change in Control, the employment agreements with Messrs. Greco, Okray, Cushing and Tyson provide that if payments upon termination of employment related to a Change in Control would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, and if reducing the amount of the payments would result in greater benefits to the executive (after taking into consideration the payment of all income and excise taxes that would be owed as a result of the Change in Control payments), we will reduce the Change in Control payments by the amount necessary to maximize the benefits received by the executive, determined on an after-tax basis. The Change in Control payments are not eligible for tax gross-up payments.

The executives are subject to standard confidentiality and non-disparagement agreements during and following their employment.  To the extent permitted by law, each executive has also agreed not to compete with us, not to recruit or employ our employees in other businesses and not to solicit our customers or suppliers for competitors during the term of the executive’s employment and for one year following termination of employment.  In order to receive any payments or benefits under the employment agreement after termination of employment, the executive or his or her legal representative must execute a release that is satisfactory to us. The employment agreements with all of our NEOs provide that any incentive compensation granted to the executive by us is subject to our Incentive Compensation Clawback Policy as adopted by our Board or the Compensation Committee from time to time.

We entered into an employment agreement with Mr. Norona on June 4, 2008, and we entered into an employment agreement with Mr. Sherman effective April 29, 2013. During Fiscal 2014, the employment agreements of Messrs. Norona, and Sherman were amended effective June 17, 2014 to provide their employment location would be Raleigh, North Carolina, in conjunction with our establishment of our second store support center following our acquisition of GPI. On November 11, 2015, we and Mr. Sherman entered into a second amendment to his employment agreement in conjunction with his appointment as our interim CEO commencing in Fiscal 2016. The agreement established Mr. Sherman's base salary for the time that he served as our interim CEO and increased his annual target bonus opportunity for Fiscal 2016. The key terms of the employment agreements of Mr. Sherman and Mr. Norona were substantially similar to those of Mr. Tyson.

We entered into a Mutual Separation and Release Agreement (the “Norona Release Agreement”) with Mr. Norona and on December 19, 2016, effective upon the termination of his employment with the Company at the end of Fiscal 2016, under which he has received severance benefits consistent with the provisions of his employment agreement with the Company, including payment of an amount equal to one times his annual base salary and the average of the bonus payments made to him for Fiscal 2011 through Fiscal 2015. The Company entered into a Mutual Separation and Release Agreement (the “Sherman Release Agreement”) with Mr. Sherman on September 8, 2016, effective upon the termination of his employment with the Company at the end of Fiscal 2016, under which he has received severance benefits consistent with the provisions of his employment agreement with the Company, including payment of an amount equal to one times his annual base salary and the average of the bonus payments made to Mr. Sherman for Fiscal 2013 through Fiscal 2015.

Ownership Guidelines

We have had stock ownership guidelines in place since 2006 that prescribe required levels of stock ownership and the timeline for achieving the required levels of stock ownership by NEOs.  These guidelines are designed to further strengthen and align our leadership with stockholders’ interests and to enhance stockholder value over the long term.  In November 2016, our Compensation Committee approved revised ownership guidelines to further strengthen the alignment of the interests of our executives and stockholders.

Executive	Revised Guideline	Comments
CEO	6 times Base Salary	No change from prior
CFO	3 times Base Salary	Increase from 2 times Base Salary
EVP and SVP	2 times Base Salary	For SVPs, increase from 1 times Base Salary. No change for EVPs.

Tax Deductibility of Pay

In designing our executive compensation programs, we consider the potential impact of Section 162(m) of the Internal Revenue Code, which disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1,000,000 in any taxable year paid to our NEOs.  Compensation paid in accordance with a stockholder approved performance-based incentive plan is exempt from Section 162(m) and is tax-deductible by us.  Our 2007 Executive Incentive Plan was established and approved by our stockholders in 2007.  All 2016 annual incentives available to our NEOs were subject to performance measures established and certified by the Committee consistent with the provisions of the Executive Incentive Plan, except that, under the terms of their respective compensation arrangements for Fiscal 2016, Mr. Greco and Ms. Schechtman were entitled to receive a minimum annual incentive payment at their respective target levels.  The stockholder-approved 2004 and 2014 LTI Plans enable us to exclude from the $1,000,000 limit any performance-based compensation resulting from long-term incentives or other qualifying awards granted under the plan to our NEOs.  SARs and the performance-based portion of our RSUs were structured and administered with the intention to meet the tax-deductibility requirements of Section 162(m) of the Internal Revenue Code.  We intend to structure compensation programs to meet the requirements of Section 162(m), other than time-based restricted stock or RSUs, which are not considered performance-based under Section 162(m) of the Internal Revenue Code.  Accordingly, awards of time-vested restricted stock or RSUs are generally not deductible by us to the extent that an individual's compensation exceeds the $1,000,000 limit of Section 162(m).  However, the Committee retains the authority to award compensation which may not be fully deductible by us. At the 2012 Annual Meeting, our stockholders re-approved the performance objectives for the 2007 Executive Incentive Plan and the 2004 LTIP to maintain the Committee's ability to grant qualified "performance-based" compensation under Section162(m) of the Internal Revenue Code. The 2014 LTIP was approved by our stockholders at the 2014 Annual Meeting. We are seeking stockholder approval of the 2017 Executive Incentive Plan so that we can continue to qualify annual bonuses as "performance-based" compensation under Section 162(m) of the Internal Revenue Code.

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

Summary Compensation Table

The following Summary Compensation Table provides the compensation earned by our chief executive officer, principal financial officer and the other three most highly compensated executive officers as of the end of each of the last three completed fiscal years. Fiscal 2014 was comprised of 53 weeks.

			Bonus	Stock Awards	Option or SAR Awards	Non-Equity Incentive Plan Compensation	All Other Compensation (f) (g) (h)
Name and Principal Position		Salary	(a)	(b) (d)	(c) (d)	(e)	(i) (j)	Total
	Year	($)	($)	($)	($)	($)	($)	($)

Thomas R. Greco	2016	803,852	3,485,000	12,700,097	5,500,036	—	331,782	22,820,767
President and Chief Executive Officer

Thomas B. Okray	2016	86,540	380,000	2,000,130	—	—	114,452	2,581,122
EVP, Chief Financial Officer

Robert B. Cushing	2016	453,910	—	437,747	28,866	179,669	53,035	1,153,227
EVP, Professional

Charles E. Tyson	2016	490,006	—	—	—	—	5,975	495,981
EVP, Merchandising, Marketing & Replenishment	2015	486,834	—	300,030	300,030	—	16,014	1,102,908
	2014	478,375	—	350,091	350,041	—	447,406	1,625,913

Natalie S. Schechtman	2016	210,674	512,500	126,323	62,216	—	179,366	1,091,079
SVP, Human Resources

Michael A. Norona	2016	565,011	—	—	—	—	714,297	1,279,308
Former EVP, Chief Financial Officer	2015	561,834	—	425,080	425,006	—	16,459	1,428,379
	2014	560,570	150,000	450,066	450,057	—	395,815	2,006,508

George E. Sherman	2016	785,579	—	—	—	—	873,595	1,659,174
Former President	2015	744,715	—	900,089	900,017	—	8,846	2,553,667
	2014	670,674	—	600,110	600,037	—	581,962	2,452,783

(a)
For Mr. Greco, represents a cash sign-on bonus of $2,000,000 and his guaranteed annual cash bonus for Fiscal 2016 in the amount of $1,485,000. For Mr. Okray, represents a cash sign-on bonus. For Ms. Schechtman, represents a cash sign-on bonus of $250,000 and her guaranteed annual cash bonus for Fiscal 2016 in the amount of $262,500. For Mr. Norona, represents a special cash bonus of $150,000 received in Fiscal 2014 for the key role he played in the acquisition of GPI.

(b)
Represents the grant date fair value of RSUs granted for each year.  The grant date fair value is calculated using the closing price of our common stock on the date of grant. For additional information regarding the valuation assumptions of this award, refer to Note 17 of our consolidated financial statements in the 2016 Form 10-K filed with the SEC on February 28, 2017. See the "2016 Grants of Plan-Based Awards Table" and "Outstanding Equity Awards at 2016 Fiscal Year-End Table" in this Proxy Statement for information on stock awards granted in 2016 and prior years.  These amounts reflect the aggregate grant date fair value computed in accordance with the Financial Accounting Standards Board’s Accounting Statement of Codification Topic 718 ("ASC Topic 718"), and do not correspond to the actual value that may be realized by the NEOs.  Any performance awards included in these amounts have been valued based on the probable outcome of the performance conditions as of the grant date.

(c)
Represents the grant date fair value of SARs granted for each year.  For additional information regarding the valuation assumptions of this award, refer to Note 17 of our consolidated financial statements in the 2016 Form 10-K filed with the SEC on February 28, 2017. See the "2016 Grants of Plan-Based Awards Table" and "Outstanding Equity Awards at 2016 Fiscal Year-End Table" in this Proxy Statement for information on SARs awards granted in 2016 and prior years.  These amounts reflect the aggregate grant date fair value computed in accordance with ASC Topic 718, and do not correspond to the actual value that may be realized by the NEOs.  Any performance awards included in these amounts have been valued based on the probable outcome of the performance conditions as of the grant date.

(d)
The maximum value for performance awards (based on grant-date fair values), assuming the highest level of performance is achieved for performance awards granted, is provided for each executive in the table below.

Name	Year	Performance-Based RSUs Maximum Grant-Date Fair Value ($)	Performance-Based SARs Maximum Grant-Date Fair Value ($)	Maximum Grant-Date Fair Value of Performance-Based Stock Awards and SARs ($)

Mr. Greco	2016	8,000,006	5,000,008	13,000,014

Mr. Okray	2016	—	—	—

Mr. Cushing	2016	408,747	57,732	466,479

Mr. Tyson	2016	—	—	—
	2015	—	600,060	600,060
	2014	—	700,082	700,082

Ms. Schechtman	2016	—	124,432	124,432

Mr. Norona	2016	—	—	—
	2015	—	850,012	850,012
	2014	—	900,114	900,114

Mr. Sherman	2016	—	—	—
	2015	—	1,800,034	1,800,034
	2014	—	1,200,074	1,200,074

The maximum value shown above does not include RSUs and SARs granted to Mr. Greco in 2016 with grant-date fair values of $4,700,091 and $3,000,032, respectively, due to the fact that they are 100 percent time-based. For Mr. Okray and Ms. Schechtman, the maximum value does not include RSUs granted in 2016 due to the fact that they are 100 percent time-based. For Mr. Cushing the maximum value does not include RSUs granted in 2016 with a grant-date fair value of $29,000 due to the fact that they are 100 percent time-based. For Messrs. Tyson, Norona and Sherman the maximum value does not include RSUs granted in 2014 and 2015 due to fact that they are 100 percent time-based. More information is provided in the "2016 Grants of Plan-Based Awards Table" in this Proxy Statement.

(e)	Represents payout to Mr. Cushing under the Worldpac Management Incentive Plan for Fiscal 2016, based on results versus target Operating Income for our Worldpac business.

(f)	Includes Company matching contributions according to the terms of the Company's 401(k) plan in the amounts of $297 for Mr. Cushing and $3,975 for each of Mr. Tyson, Mr. Norona and Mr. Sherman,

(g)
Includes life insurance premiums paid by the Company for each executive as follows: $1,680 for Mr. Greco; $161 for Mr. Okray; $265 for Mr. Cushing; $1,999 for Mr. Tyson; $479 for Ms. Schechtman; $2,305 for Mr. Norona and $2,175 for Mr. Sherman.

(h)
Includes relocation benefits and related tax gross-up payments for Messrs. Greco, Okray and Cushing and Ms. Schechtman with respect to their relocation to Raleigh, NC, pursuant to the terms of the relocation policy approved by the Compensation Committee. As is common for relocation packages of this nature, their relocation packages included full reimbursement for any taxable payments related to the relocation. Reportable compensation for Mr. Greco includes relocation and temporary living expenses in the amount of $263,093 and $17,008 for related tax reimbursement payments. Reportable compensation for Mr. Okray includes relocation and temporary living expenses in the amount of $77,814, and $33,730 for related tax reimbursement payments. Reportable compensation for Mr. Cushing includes relocation and temporary living expenses in the amount of $50,132, and $2,341 for related tax reimbursement payments. Reportable compensation for Ms. Schechtman includes relocation and temporary living expenses in the amount of $146,438, and $32,449 for related tax reimbursement payments.

(i)	Includes payment of legal fees in the amount of $50,000 for Mr. Greco and $2,748 for Mr. Okray incurred by them in connection with the negotiation of their terms of employment with us.

(j)
Includes a severance cash payment for Mr. Norona of $698,421 and a COBRA premium offset for twelve months of $9,596, and a severance cash payment for Mr. Sherman of $857,849 and a COBRA premium offset for twelve months of $9,596, pursuant to the terms of their respective employment agreements with us.

2016 Grants of Plan-Based Awards Table
The following table sets forth information concerning grants of cash and stock-based awards made under our annual and long-term incentive plans during 2016.  The threshold, target and maximum non-equity incentive award amounts shown in the table represent the amounts to be paid if our performance had met the respective levels of the applicable performance measures.  The performance measures are more fully described under the heading "Annual Incentive Plan" in the Compensation Discussion and Analysis section of this Proxy Statement.  The threshold, target and maximum equity incentive award amounts shown in the table represent the amounts to be paid if our performance meets the respective level of applicable performance measures as more fully described under the heading "Long-Term Incentive Compensation" in the Compensation Discussion and Analysis section of this Proxy Statement.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards: Number of Shares of Stock or Units (#) (c)	All Other Stock Awards: Number of Securities Underlying Options (#) (c)	Exercise Price of Option Awards ($/sh) (d)	Grant Date Fair Value of Stock and Option Awards ($) (e)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. Greco	1/1/2016		1,485,000	1,485,000	2,970,000	—	—	—	—	—	—	—
	4/14/2016	(f)	—	—	—	16,663	66,649	133,298	—	—	160.94	2,500,004
	4/14/2016	(f)	—	—	—	—	—	—	15,534	—	—	2,500,042
	4/14/2016	(g)	—	—	—	—	—	—	—	68,745	160.94	3,000,032
	4/14/2016	(h)	—	—	—	49,708	49,708	49,708	—	—	—	8,000,006
	4/14/2016	(h)	—	—	—	—	—	—	13,670	—	—	2,200,050
Mr. Okray	11/21/2016	(i)	—	—	—	—	—	—	11,984	—	—	2,000,130
Mr. Cushing	1/1/2016		84,010	336,040	672,079	—	—	—	—	—	—	—
	8/22/2016	(f)	—	—	—	209	835	1,670	—	—	158.47	28,866
	8/22/2016	(f)	—	—	—	—	—	—	183	—	—	29,000
	9/7/2016	(j)	—	—	—	1,263	2,525	2,525	—	—	—	408,747
Mr. Tyson	1/1/2016		65,625	262,500	525,000	—	—	—	—	—	—	—
Ms. Schechtman	1/1/2016		262,500	262,500	262,500	—	—	—	—	—	—	—
	5/23/2016	(f)	—	—	—	442	1,768	3,536	—	—	145.87	62,216
	5/23/2016	(f)	—	—	—	—	—	—	866	—	—	126,323
Mr. Norona	1/1/2016		127,127	508,510	1,017,019	—	—	—	—	—	—	—
Mr. Sherman	1/1/2016		198,558	794,233	1,588,465	—	—	—	—	—	—	—

(a)	The non-equity incentive plan information represents our 2016 annual incentive plan.

(b)	These columns include performance-based SAR and RSU grants to our executives.

(c)	These columns include the number of time-based RSUs and SARs awarded to our executives.

(d)	Stock prices shown are the exercise price of any SAR grants based on the closing price of our common stock on the date of grant.

(e)
The aggregate grant date fair value of the awards was computed in accordance with ASC Topic 718. The attainment of target level for performance awards was deemed probable at the date of grant for the each of the performance awards granted during 2016. Accordingly, the grant date fair value was calculated at target level for these awards.

(f)
For Mr. Greco and Ms. Schechtman, represents off-cycle grants upon the commencement of their employment with the Company. For Mr. Cushing, represents an off-cycle grant as the result of his promotion and increase in his job responsibilities. The terms of the awards are consistent with the annual awards previously granted to executives in December 2015. Messrs. Greco and Cushing received 50 percent of the target award value granted in the form of performance-based SARs and the remaining 50 percent granted in the form of time-based RSUs, which are shown in separate rows, respectively. Ms. Schechtman received 33 percent of the target award value granted in the form of performance-based SARs and the remaining 67 percent granted in the form of time-based RSUs, which are shown in separate rows, respectively. The performance-based SARs may be earned on the third anniversary of the grant date, following certification by the Committee of the performance vesting achievement level during fiscal years 2016 through 2018. Our financial performance must meet the threshold level for executives to become eligible to receive any performance-based SARs. At the threshold level of performance, executives receive 25 percent of the target level of performance-based SARs. In order for the executive officers to earn the full performance-based SARs, our financial performance must equal the target level. If our financial performance exceeds the target level, executive officers may receive additional SARs up to a maximum of an additional 100 percent of the performance-based SARs. The time-based RSUs will vest in three approximately equal annual installments commencing on the first anniversary date of the grant.

(g)
Represents a sign-on grant of time-based SARs and may vest in approximately three equal installments on the third, fourth and fifth anniversaries of the grant date, subject to Mr. Greco's continued employment through the applicable vesting date.

(h)
Represents performance-based and time-based RSUs granted to replace unvested performance shares and pension benefits from his prior employment. The performance-based RSUs may vest in three approximately equal annual installments beginning on the first anniversary of the grant date subject to (i) Mr. Greco’s continued employment through the applicable vesting date, and (ii) Mr. Greco having a leadership team in place for the Company and presenting a good faith, preliminary five-year business plan to the Board prior to the first anniversary of his first day of employment with the Company. The time-based RSUs will vest in three equal, annual installments on the second, third and fourth anniversaries of the grant date, subject to Mr. Greco’s continued employment through the applicable vesting date.

(i)
Represents a sign-on grant of time-based RSUs, of which 70 percent will vest on the first anniversary of the grant date and the remaining 30 percent will vest on the second anniversary of the grant date, subject to his continued employment with the Company through the applicable vesting date

(j)
Represents performance-based RSUs that may vest on the third anniversary of the grant date subject to the following performance conditions: (i) 50 percent may vest based on the Company's 2017 relative commercial sales growth performance to the overall commercial automotive aftermarket industry as reported by the Auto Care Association (ACA) and (ii) 50 percent may vest based on the Company's 2018 relative commercial sales growth performance to the overall commercial automotive aftermarket industry as reported by the ACA.

The time-vested portions of the RSU awards granted in 2016 include rights to receive dividend equivalent payments in the same amount as paid to our stockholders, but do not include voting rights. The performance-based RSUs granted to Mr. Greco on April 14, 2016 include rights to receive dividends, but do not include voting rights. The performance-based RSUs granted to Mr. Cushing on September 7, 2016 do not include dividend or voting rights. We paid quarterly cash dividends of $0.06 per share in 2016. All SAR grants have a term of seven years and must be settled in shares of our common stock.

Outstanding Equity Awards at 2016 Fiscal Year-End Table

The following table provides information concerning stock-based awards granted to our NEOs that were outstanding at the end of our last fiscal year.

		Option Awards (a)					Stock Awards (b)
									Equity Incentive Plan Awards:
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Shares Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Market Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Mr. Greco	4/14/2016 (c)	—	—	16,663	160.94	4/14/2023	—	—	—	—
	4/14/2016 (c)	—	—	—	—		15,534	2,627,110	—	—
	4/14/2016 (c)	—	68,745	—	160.94	4/14/2023	—	—	—	—
	4/14/2016 (c)	—	—	—	—		—	—	49,708	8,406,617
	4/14/2016 (c)	—	—	—	—		13,670	2,311,870	—	—
Mr. Okray	11/21/2016 (c)	—	—	—	—		11,984	2,026,734	—	—
Mr. Cushing	2/10/2014 (d)	—	—	711	123.32	2/10/2021	—	—	—	—
	2/10/2014 (d)	—	—	—	—		634	107,222	—	—
	2/10/2014 (d)	—	—	—	—		—	—	497	84,053
	12/1/2014	—	—	861	147.07	12/1/2021	—	—	—	—
	12/1/2014	—	—	—	—		532	89,972	—	—
	12/10/2015	—	—	792	151.76	12/10/2022	—	—	—	—
	12/10/2015	—	—	—	—		1,031	174,363	—	—
	8/22/2016 (c)	—	—	209	158.47		—	—	—	—
	8/22/2016 (c)	—	—	—	—		183	30,949	—	—
	9/7/2016 (c)	—	—	—	—		—	—	1,263	213,599
Mr. Tyson	12/3/2012	14,876	—	—	73.17	12/3/2019	—	—	—	—
	5/28/2013	5,315	—	—	83.63	5/28/2020	—	—	—	—
	12/12/2013	—	—	1,811	107.93	12/12/2020	—	—	—	—
	2/10/2014 (d)	—	—	308	123.32	2/10/2021	—	—	—	—
	2/10/2014 (d)	—	—	—	—		136	23,000	—	—
	12/1/2014	—	—	2,235	147.07	12/1/2021	—	—	—	—
	12/1/2014	—	—	—	—		680	115,002	—	—
	12/10/2015	—	—	2,055	151.76	12/10/2022	—	—	—	—
	12/10/2015	—	—	—	—		1,318	222,900	—	—
Ms. Schechtman	5/23/2016 (c)	—	—	442	145.87	5/23/2023	—	—	—	—
	5/23/2016 (c)	—	—	—	—		866	146,458	—	—
Mr. Norona (e)	12/1/2010	23,270	—	—	66.15	3/30/2017	—	—	—	—
	12/1/2011	15,962	—	—	68.75	3/30/2017	—	—	—	—
	12/3/2012	34,083	—	—	73.17	3/30/2017	—	—	—	—
	12/12/2013	—	—	2,898	107.93	3/30/2017	—	—	—	—
	2/10/2014 (d)	—	—	154	123.32	3/30/2017	—	—	—	—
Mr. Sherman (e)	5/28/2013	23,668	—	—	83.63	3/30/2017	—	—	—	—
	12/12/2013	—	—	3,622	107.93	3/30/2017	—	—	—	—
	2/10/2014 (d)	—	—	308	123.32	3/30/2017	—	—	—	—

(a)
Includes grants of SARs.  Generally, the time-based SARs vest in three approximately equal annual installments commencing on the first anniversary date of the grant. The amounts shown for SARs granted in December 2010 and December 2011 represent the time-based portion of the grants only since there was no payout for the performance-based portion of the grants because our relative EVA results for the 2011-2013 and 2012-2014 performance periods did not meet the minimum threshold level of performance. The amounts shown for SARs granted in December 2012 and May 2013 represent the time-based portion of the grants and the performance-based portion of the grants at slightly above the target level. The April 2016 grant of 68,745 SARs to Mr. Greco represent time-based awards that may vest in three equal portions on the third, fourth and fifth anniversary of the grant date.

The amounts shown for SARs granted in December 2013 and February 2014 represent performance-based SARs at a zero percent payout for operating income and 35 percent payout for comparable store sales growth - or a weighted 17.5 percent payout of the performance SARs. The amounts shown for SARs granted in December 2014, December 2015, April 2016, May 2016 and August 2016 represent performance-based SARs at the threshold level - a 25 percent payout of the performance-based SARs. The performance-based SAR awards shown in this table as Equity Incentive Plan Awards granted in December 2014 and December 2015, may be eligible for exercise on March 1, 2018 and March 1, 2019 respectively, following certification by the Committee of the performance vesting achievement level. The February 2014 grants to Messrs. Cushing, Tyson, Norona, and Sherman vested and were eligible for exercise on March 1, 2017. The April 2016 equity incentive grant to Mr. Greco, May 2016 grant to Ms. Schechtman and August 2016 grant to Mr. Cushing may vest on the third anniversary of the respective grant dates, following certification by the Committee of the performance vesting achievement level.

(b)
Includes awards of RSUs. Generally, all awards of time-based RSUs listed in the table vest in three approximately equal annual installments commencing on the first anniversary date of the grant. Mr. Okray's November 2016 award may vest in 70 percent and 30 percent portions on the first and second anniversary of the grant date, respectively. The market value of the stock awards is reflective of the closing price of our common stock as of December 30, 2016 ($169.12), the last day that our common stock was traded during Fiscal 2016. The amounts shown for the February 2014 equity incentive awards to Mr. Cushing represent a zero percent payout for operating income and 35 percent payout for comparable store sales growth - or a weighted 17.5 percent payout of the performance RSUs. The amounts shown for the September 2016 equity incentive grant to Mr. Cushing represents performance RSUs a the threshold level - a 50 percent payout of the performance RSUs. The amounts shown for the April 2016 equity incentive grant to Mr. Greco represent a 100 percent payout of the performance RSUs due to meeting the performance conditions of (1) presenting a good-faith preliminary five year business plan to the Board of Directors and (2) hired a leadership team of executive officers before the first anniversary of the grant date. The Compensation Committee certified these conditions as complete on February 16, 2017 and the award may vest in three approximately equal annual installments commencing on the first anniversary of the grant date.

(c)	See the "2016 Grants of Plan-Based Awards Table" in this Proxy Statement and the footnotes above for more information on awards granted to our executive officers in 2016.

(d)
On February 10, 2014, Messrs. Tyson, Norona and Sherman received additional target annual equity grants under our 2004 LTIP. Additionally, Mr. Cushing received his annual equity grant on the same date following the acquisition of GPI on January 2, 2014. These grants were based on the same structure and performance measures as the December 2013 grants.

(e)
Outstanding awards to Mr. Norona and Mr. Sherman have been adjusted for their respective termination provisions. All outstanding time-based RSUs granted on December 1, 2014 and December 10, 2015 were forfeited on December 31, 2016. In addition, all performance SARs granted on December 1, 2014 and December 10, 2015 were forfeited on December 31, 2016 as these awards did not meet the minimum threshold level of performance through the termination date.

2016 Option Exercises and Stock Vested Table

The following table sets forth information with respect to our NEOs who exercised stock options or SARs and vested in stock awards during 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Greco	—	—	—	—
Mr. Okray	—	—	—	—
Mr. Cushing	—	—	1,681	269,121
Mr. Tyson	20,210	3,043,711	8,652	1,367,097
Ms. Schechtman	—	—	—	—
Mr. Norona	28,799	4,725,340	11,866	1,880,440
Mr. Sherman	—	—	12,501	2,014,660

2016 Non-Qualified Deferred Compensation Table

The following table sets forth information with respect to our NEOs concerning executive contributions to non-qualified deferred compensation plans during 2016.  We do not make any contributions to these deferred compensation plans.  Aggregate earnings information includes changes in market value of the investments plus any dividends received by the executive for their DSUs.

Name	Executive Contributions ($)(a)	Aggregate Earnings ($)(b)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2016 ($)
Mr. Greco	—	—	—	—
Mr. Okray	—	—	—	—
Mr. Cushing	—	—	—	—
Mr. Tyson	—	—	—	—
Ms. Schechtman	—	—	—	—
Mr. Norona	254,255	31,538	(252,381)	797,277
Mr. Sherman	180,031	96,050	—	960,348

(a)
Additional information is provided under "Retirement Savings Programs" in the CD&A section of this Proxy Statement.  Any amounts reported as Executive Contributions are also reported in the Salary column of the "Summary Compensation Table" of this Proxy Statement.

(b)
Represents realized and unrealized gains or losses on market-based investments selected and dividends earned by executives for their deferred compensation balances.  For Mr. Sherman, the amounts reported also include the value of dividends earned on DSUs and converted to additional DSUs and the change in overall value of DSUs based on our stock price.

Potential Payments Upon Termination of Employment or Change in Control Table

The following table provides an estimate of the inherent value of the severance payments, stock incentives, and benefits provided for in each named executive officer’s employment agreement or other compensation arrangements described above, assuming termination of employment or change in control occurred on December 31, 2016, the last day of our 2016 fiscal year.

Executive	Voluntary Termination without Good Reason or Involuntary Termination for Due Cause (a)	Retirement	Disability	Death	Involuntary Termination without Due Cause or Voluntary Termination for Good Reason not related to a Change in Control (b) (i)	Involuntary Termination without Due Cause or Voluntary Termination for Good Reason related to a Change in Control (c)
Mr. Greco
Cash Severance (d)	$—	$—	$1,815,000	$2,585,000	$3,877,500	$5,170,000
Stock Incentives (e) (f)	—	—	13,450,555	13,450,555	10,823,444	13,907,932
Cont'd Medical Coverage (g)	—	—	14,956	—	14,956	14,956
Outplacement	—	—	—	—	12,000	12,000
Life Insurance	—	—	—	1,100,000	—	—
Disability Insurance Payout (h)	—	—	660,000	—	—	—
	$—	$—	$15,940,511	$17,135,555	$14,727,900	$19,104,888
Mr. Okray
Cash Severance (d)	$—	$—	$600,000	$950,000	$950,000	$1,900,000
Stock Incentives (e) (f)	—	—	2,026,734	2,026,734	—	2,026,734
Cont'd Medical Coverage (g)	—	—	9,971	—	9,971	9,971
Outplacement	—	—	—	—	12,000	12,000
Life Insurance	—	—	—	500,000	—	—
Disability Insurance Payout (h)	—	—	300,000	—	—	—
	$—	$—	$2,936,705	$3,476,734	$971,971	$3,948,705
Mr. Cushing
Cash Severance (d)	$—	$—	$540,500	$869,500	$856,332	$1,739,000
Stock Incentives (e) (f)	519,122	519,122	519,122	519,122	116,616	519,122
Cont'd Medical Coverage (g)	—	—	9,971	—	9,971	9,971
Outplacement	—	—	—	—	12,000	12,000
Life Insurance	—	—	—	470,000	—	—
Disability Insurance Payout (h)	—	—	282,000	—	—	—
	$519,122	$519,122	$1,351,593	$1,858,622	$994,919	$2,280,093
Mr. Tyson
Cash Severance (d)	$—	$—	$563,500	$906,500	$688,073	$1,813,000
Stock Incentives (e) (f)	—	—	485,824	485,824	124,921	485,824
Cont'd Medical Coverage (g)	—	—	9,971	—	9,971	9,971
Outplacement	—	—	—	—	12,000	12,000
Life Insurance	—	—	—	490,000	—	—
Disability Insurance Payout (h)	—	—	294,000	—	—	—
	$—	$—	$1,353,295	$1,882,324	$834,965	$2,320,795
Ms. Schechtman
Cash Severance (d)	$—	$—	$367,500	$612,500	$612,500	$612,500
Stock Incentives (e) (f)	—	—	146,458	146,458	—	146,458
Cont'd Medical Coverage (g)	—	—	9,971	—	9,971	9,971
Outplacement	—	—	—	—	12,000	12,000
Life Insurance	—	—	—	350,000	—	—
Disability Insurance Payout (h)	—	—	210,000	—	—	—
	$—	$—	$733,929	$1,108,958	$634,471	$780,929

(a)
Voluntary termination without Good Reason or termination for Due Cause makes an executive ineligible for any employment agreement benefits other than any rights the executive may have under the normal terms of other benefit plans.  Executives must exercise vested long-term incentives within 90 days after the date of termination.  The term "Due Cause" is defined in the agreements as (i) a material breach of the executive’s obligations under the agreement or a material violation of any code or standard of conduct applicable to our officers that is willful and deliberate and committed in bad faith and that has not been cured; (ii) a material violation of the loyalty obligations as provided in the agreement; (iii) the executive’s willful engagement in bad faith conduct that is demonstrably and materially injurious to us; (iv) a conviction of a crime of moral turpitude or a felony involving fraud, breach of trust, or misappropriation; or (v) a determination that the executive is in material violation of our Substance Abuse Policy.

(b)
The employment agreements of our NEOs, except for Ms. Schechtman, provide that the executive’s employment is deemed to be terminated by us without Due Cause if the executive elects to terminate his employment for Good Reason.  The term "Good Reason" is defined in the agreements as: (i) a material diminution in the executive’s total direct compensation; (ii) a material diminution in the executive’s authority, duties or responsibilities or those of the executive’s supervisors;  (iii) the termination of the Executive Incentive Plan without a replacement plan or the material reduction of the executive’s benefits without a similar reduction for other executives; or (iv) requiring the executive to be based more than 60 miles from our office at which the executive was principally employed immediately prior to the date of the relocation.  Except for Mr. Greco and Ms. Schechtman, upon termination of employment by us other than for Due Cause or by the executive for Good Reason the executive is entitled to receive a cash "termination payment" which equals the sum of the executive’s annual base salary and an amount equal to the average annual bonus payment over the past three years. Mr. Greco is entitled to an amount equal to one and one half times his annual base salary and an amount equal to one and one half times his average annual bonus payment over the past three years, in addition to a pro-rated annual bonus for the year in which his employment is terminated. The value of the bonus amount included for each executive in the cash severance payment is the average bonus paid for fiscal years 2014, 2015 and 2016. For termination of employment by us without Due Cause, Ms. Schechtman is entitled to an amount equal to one year of base salary plus an amount equal to the pro rata portion of any bonus that would have been payable for the fiscal quarters prior to her termination of employment. In addition, the executive will receive outplacement services and certain medical benefits coverage.

(c)
If, within 12 months of a Change in Control (as defined in our 2014 LTIP or the 2004 LTIP in the case of Mr. Tyson), the executive’s employment is terminated by us other than for Due Cause or by the executive for Good Reason, the executive will be entitled to a Change in Control Termination Payment equal to (i) two times the executive’s base salary plus (ii) two times the amount equal to the executive’s target bonus ( or, in the case of Ms. Schechtman, an amount equal to one year of base salary plus an amount equal to the pro rata portion of any bonus that would have been payable for the fiscal quarters prior to her termination of employment.)

(d)
In the case of voluntary termination without Good Reason or termination for Due Cause, the executive would be ineligible to receive a cash severance payment.  In accordance with the employment agreements, if the executive’s employment is terminated on account of death, the executive’s beneficiary or estate is entitled to receive a lump sum payment equivalent to the executive’s annual base salary and target bonus amount (or an amount equal to the pro rata portion of any bonus that would have been payable for the fiscal quarters prior to her termination of employment in the case of Ms. Schechtman.)  In the event that the executive is terminated on account of disability, the employment agreements provide that the executive is entitled to receive a cash severance amount equivalent to 30 percent of the executive’s annual base salary and an amount equal to the executive’s annual target bonus (or an amount equal to the pro rata portion of any bonus that would have been payable for the fiscal quarters prior to her termination of employment in the case of Ms. Schechtman.)

(e)
Amounts shown here are calculated as the differences between the exercise price, if any, of the outstanding stock-based incentives and the closing price of our stock on the last day our stock was traded during Fiscal 2016 ($169.12).

(f)
Except in the case of Mr. Greco's April 2016 Inducement SARs, the terms of the executives’ SAR and restricted stock unit agreements provide that upon termination of employment due to death or disability, any remaining previously unvested time-based SARs and RSUs will vest immediately.  Mr. Greco's April 2016 Inducement SARs will vest on a pro-rata basis commensurate with the time employed prior to death or disability during the vesting period. Performance-based SARs and RSUs will vest based on our performance at the end of the applicable performance period on a pro-rata basis commensurate with the time employed prior to death or disability during the performance period, except for Mr. Greco's equity incentive RSUs which will vest immediately.  In the event of retirement, which requires 10 years of service and a minimum age of 55 years, time-based shares will continue to vest commensurate with the vesting period of the award.  Performance-based SARs and RSUs vest based on our performance at the end of the applicable performance period on a pro-rata basis commensurate with the time employed prior to retirement during the performance period, except for Mr. Cushing's September 2016 RSUs which will forfeit.  In the event of involuntary termination without Due Cause, or voluntary termination for Good Reason, a pro rata portion of the performance-based SARs and RSUs will vest immediately as of the date of the executive's termination of employment based on the amount of time employed during the performance period and our performance as of the most recently completed fiscal quarter, except for Mr. Cushing's September 2016 RSUs which will still vest on the original vesting date, in an amount based on the achievement of the performance goals for any entirely completed 2017 and 2018 performance periods. All time-based SARs and RSUs will vest and become exercisable only if the acquiring entity does not exchange or replace the LTI grants or upon termination of employment without Due Cause within 24 months following the Change in Control event. Performance-based SARs and RSUs will vest at the same time on a pro rata basis based on the amount of time employed during the performance period and our performance as of the most recently completed fiscal quarter, except for Mr. Cushing's September 2016 RSUs which will vest based on the following: (i) if the Change in Control event occurs prior to the end of the 2017 performance period, the number of awards will be calculated based on the amount of time he was employed during the performance period, (ii) if the Change in Control event occurs during the 2018 performance period, the number of awards will be calculated based on actual 2017 performance and the amount of time he was employed during the 2018 performance period, and (iii) if the Change in Control event occurs after the 2018 performance period but before the vesting date, the number of awards will be calculated based on actual 2017 and 2018 performance.

(g)	Amounts provided for continued medical coverage represent our cost of providing one year of health care coverage to the executive at the same cost as active employees.

(h)	Disability amounts shown consist of the amount the executives would receive under our qualified plan.

(i)
The employment of Messrs. Norona and Sherman terminated on December 31, 2016. According to the terms of their employment agreements, Mr. Norona received total severance benefits valued at $904,399, consisting of cash severance of $698,421, stock incentives valued at $184,382, a COBRA premium offset for one year in the amount of $9,596, and outplacement services valued at $12,000; and Mr. Sherman received total severance benefits valued at $1,115,182, consisting of cash severance of $857,849, stock incentives valued at $235,737, a COBRA premium offset for one year in the amount of $9,596, and outplacement services valued at $12,000.

PROPOSAL NO. 2

STOCKHOLDER ADVISORY VOTE TO APPROVE THE COMPENSATION
OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

At the 2016 Annual Meeting of Stockholders, nearly 83 percent of the shares voted were cast in support of our compensation program for executive officers. Stockholders previously voted to conduct an advisory vote annually as a means for us to obtain information on investor sentiment about our executive compensation philosophy and practices. We encourage you to review the Compensation Discussion and Analysis section of this Proxy Statement and vote to approve the compensation of our named executive officers as disclosed therein and in the accompanying tables and narrative discussion contained in this Proxy Statement.  We are providing this opportunity to vote on the compensation of our named executive officers as required by Section 14A of the Securities Exchange Act of 1934. Although your vote is advisory and not binding on our Board, our Compensation Committee or us, the Board and the Board’s Compensation Committee will carefully consider the voting results and take them into consideration when making future decisions regarding executive compensation policies and procedures. It is expected that the next say-on-pay vote will occur at the 2018 annual meeting of stockholders.

We have a long history of delivering solid strategic and financial results for our stockholders and serving our customers and the community.  The executive compensation programs have played a key role in our ability to attract and retain a highly experienced, successful team to manage our Company and drive these strategic and financial results.  We believe our executive compensation programs are structured in the best manner possible to support us and our business objectives, as well as to support our culture and traditions.  We are poised to provide an engaged work force and to deliver strong results for our stockholders, our customers and the communities in which we operate.

We believe our executive compensation programs strike the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our stockholders.  This balance is evidenced by the following:

•
The compensation of our executives is based on a design that aims to align pay with both the attainment of annual operational and financial goals, which the Compensation Committee establishes, and sustained long-term value creation.

•
Our compensation programs are substantially tied into our key business objectives and the success of our stockholders.  If the value we deliver to our stockholders declines, so does the value of the compensation we deliver to our executives.

•	We maintain high levels of corporate governance oversight over our executive pay programs.

•
We closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity so that we may ensure that our compensation programs are within the norm of a range of market practices.

•
Our Compensation Committee, in conjunction with our Nominating and Corporate Governance Committee and senior management, engages in a talent review process annually to address succession and executive development for our Chief Executive Officer and other key executives.

The Board strongly endorses our executive compensation programs and recommends that the stockholders vote in favor of the following resolution:

"RESOLVED, that the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the "Compensation Discussion and Analysis," compensation tables and narrative discussion contained in this Proxy Statement, is hereby APPROVED."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION, THE ACCOMPANYING COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT.

INFORMATION CONCERNING OUR EXECUTIVE OFFICERS

The following table provides information about our executive officers as of March 20, 2017.

Name	Age	Position
Thomas R. Greco	58	President and Chief Executive Officer
Robert B. Cushing	63	Executive Vice President, Professional
Tammy M. Finley	50	Executive Vice President, General Counsel and Corporate Secretary
Thomas B. Okray	54	Executive Vice President, Chief Financial Officer
Charles E. Tyson	55	Executive Vice President, Merchandising, Marketing and Replenishment
William H. Carter	46	Senior Vice President, Independent Business
Natalie S. Schechtman	46	Senior Vice President, Human Resources
Jeffrey W. Shepherd	44	Senior Vice President, Controller and Chief Accounting Officer

Our executive officers are elected by and serve at the discretion of our Board.  There are no family relationships among any of our executive officers.  Set forth below is a brief description of the business experience of our executive officers other than Mr. Greco, who is also a director and whose business experience is set forth in the “Nominees for Election to Our Board” section of this Proxy Statement.

Mr. Cushing, Executive Vice President, Professional, joined us in January 2014 via the acquisition of GPI, which included its wholly owned subsidiary Worldpac, Inc. ("Worldpac") and has held his current position since August 2016. Mr. Cushing is responsible for the operations of our professional sales team in addition to Worldpac and wholly owned subsidiary Autopart International, Inc. Mr. Cushing joined Worldpac via the acquisition of Metrix Parts Warehouse in 1999 and was named Worldpac's President and CEO in January 2008. Prior to serving as President and CEO, Mr. Cushing served as Executive Vice President, Sales and Operations for the U.S. and Canada from 1999 to 2007. Prior to joining Worldpac, Mr. Cushing held executive-level sales, marketing and operations positions with Metrix Parts Warehouse, Inc., Interco Parts Corporation and Robert Bosch Corporation.

Ms. Finley, Executive Vice President, General Counsel and Corporate Secretary, joined us in 1998 and has held her current position since May 2016. From January 2015 to May 2016, she served as Executive Vice President, Human Resources, General Counsel and Corporate Secretary. From March 2013 to January 2015, she served as Senior Vice President, Human Resources. From March 2010 to March 2013, she served as Vice President, Employment Counsel and Government Affairs. From September 2007 to March 2010, she served as Vice President, Employment Counsel. From January 2003 to September 2007, she served as Vice President, Staffing and Team Member Relations. From March 1998 to January 2003, she served as Assistant Vice President, Human Resources. Prior to joining Advance, Ms. Finley worked as a labor and employment attorney with The Center for Employment Law, PC, and as a Staff Attorney with the Virginia Supreme Court.

Mr. Okray, Executive Vice President, Chief Financial Officer, joined us in October 2016. Prior to joining Advance, Mr. Okray served as Vice President, Finance, Global Customer Fulfillment, of Amazon.com, Inc. (“Amazon”), an Internet retailer, from January 2016 to October 2016, and as Vice President, Finance, North American Operations of Amazon, from June 2015 to January 2016. Prior to joining Amazon, Mr. Okray was employed by General Motors Company, a global automotive company, from July 1989 to June 2015, in a variety of finance and supply chain related roles, culminating in his position as CFO, Global Product Development, Purchasing & Supply Chain, from January 2010 to June 2015.

Mr. Tyson, Executive Vice President, Merchandising, Marketing and Replenishment joined us in March 2008 and has served in his current position since June 2016. From April 2013 to June 2016, he served as Executive Vice President, Merchandising, Marketing and Supply Chain. From August 2011 to April 2013, he served as Senior Vice President, Merchandising and Marketing. From March 2008 to August 2011, he served as Senior Vice President, Merchandising. Prior to joining Advance, Mr. Tyson was the Senior Vice President, Merchandising and Technology with OfficeMax, Inc., from March 2005 to February 2008. Prior to joining OfficeMax, Mr. Tyson was President of Diversitech Group, an importer of hand and power tools from September 2001 to March 2005. He worked for Office Depot, Inc., from October 1997 to September 2001, where he held multiple positions with increasing responsibilities, including Senior Vice President, Merchandising and General Merchandising Manager; Senior Vice President, World Wide Global Sourcing; and Vice President, Divisional Merchandise Manager.

Mr. Carter, Senior Vice President, Independent Business, joined us in April 2011 and has served in his current role since February 2017. From April 2016 to February 2017, he served as Senior Vice President, Commercial and Operations Support. From December 2013 to April 2016, he served as Senior Vice President, Business Development and Integration. From July

2012 to December 2013, he served as Senior Vice President, Commercial and Operations Support. From July 2011 to July 2012, he served as Senior Vice President, Commercial and Field Operations Support. From April 2011 to July 2011, Mr. Carter served as Senior Vice President, DIY and Commercial Operations Support. Prior to joining Advance, Mr. Carter served as a partner at Bain & Company, a global management consulting firm, where he worked for more than 11 years. As a member of Bain's Global Industrial Goods and Retail practices, he led growth strategy, operations improvement and organizational projects. Prior to joining Bain, Mr. Carter served in the United States Navy.

Ms. Schechtman, Senior Vice President, Human Resources, joined us in May 2016. Prior to joining Advance, Ms. Schechtman served in human resources leadership roles at PepsiCo for almost 10 years, including Senior Director, Human Resources for Global Foodservice, a division of PepsiCo. She was responsible for the foodservice division’s talent strategy, recruitment, training and development, organizational health, and employee relations. She also held human resources leadership roles in PepsiCo’s Retail Beverages, Pepsi-Cola North America and within PepsiCo's Corporate division. She also worked as an employment attorney with the law firm Brown Raysman in New York from 2003 to 2006, handling corporate labor and employment legal issues for a variety of clients, including several large international corporations. Prior to Brown Raysman, she served in recruiting and talent management roles with The Estee Lauder Companies, FreeRide.com, LLC and Gundersen Partners, LLC.

Mr. Shepherd, Senior Vice President, Controller and Chief Accounting Officer, joined us on March 1, 2017. Prior to joining Advance, Mr. Shepherd was employed by General Motors Company from September 2010 to February 2017 in various accounting and finance roles, including Controller - General Motors Europe from July 2015 to February 2017, Director - Consolidation and SEC Reporting from June 2013 to July 2015 and Director - Analysis and Reporting from September 2010 to June 2013. Prior to joining General Motors, Mr. Shepherd worked for Ernst & Young, a public accounting firm, from October 1994 to September 2010. Mr. Shepherd is a certified public accountant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding the ownership of our common stock as of March 20, 2017 by:

•	each person or entity that beneficially owns more than 5 percent of our common stock;

•	each member of our Board;

•	each of our executive officers named in the "Summary Compensation Table" included in the Executive Compensation section of this Proxy Statement; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC.  In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or will become exercisable within 60 days after March 20, 2017 are deemed outstanding, while these shares are not deemed outstanding for computing percentage ownership of any other person.  The address of each beneficial owner for which an address is not otherwise indicated is: c/o Advance Auto Parts, Inc., 5008 Airport Road, Roanoke, Virginia 24012.  Unless otherwise indicated in the footnotes to the table, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.  We know of no agreements among our stockholders which relate to voting or investment power over our common stock or any arrangement that may at a subsequent date result in a change in control of the Company.

The percentages of common stock beneficially owned are based on 73,818,777 shares of our common stock outstanding at the Record Date, plus shares that may be issued or acquired within 60 days of March 20, 2017 through the exercise of vested stock awards.

	Shares beneficially owned
Name of Beneficial Owner	Number	Percentage

The Vanguard Group(a)	6,567,574	8.9%
100 Vanguard Blvd.
Malvern, PA 19355

Wellington Management Company, LLP(b)	5,775,605	7.8%
280 Congress Street
Boston, MA 02210

BlackRock, Inc.(c)	4,248,678	5.7%
55 East 52nd Street
New York, NY 10022

Executive Officers, Directors and Others(d)
John F. Bergstrom	16,166	*
John C. Brouillard	26,953	*
Brad W. Buss	988	*
Fiona P. Dias	10,512	*
John F. Ferraro	2,943	*
Thomas R. Greco	41,197	*
Adriana Karaboutis	1,860	*
Eugene I. Lee, Jr.	2,502	*
William S. Oglesby	19,743	*
Reuben E. Slone	1,620	*
Jeffrey C. Smith (e)	2,826,272	3.8%
Thomas B. Okray	—	*
Robert C. Cushing	5,058	*
Charles E. Tyson	3,023	*
Natalie S. Schechtman	—	*
Michael A. Norona	60,740	*
George E. Sherman	9,540	*
All executive officers and directors as a group (20 persons)	3,048,953	4.1%

*    Less than 1%

(a)
Based solely on a Schedule 13G filed with the SEC on February 8, 2017 by The Vanguard Group, The Vanguard Group is the beneficial owner of 6,567,574 shares and has sole dispositive power of 6,439,561 shares and voting power of 114,279 shares.

(b)
Based solely on a Schedule 13G filed with the SEC on February 9, 2017 by Wellington Management Company, LLP ("Wellington Management"), Wellington Management, in its capacity as investment advisor, may be deemed to beneficially own 5,775,605 shares which are held of record by clients of Wellington Management.

(c)
Based solely on a Schedule 13G filed with the SEC on January 19, 2017 by BlackRock, Inc., BlackRock, Inc. is the beneficial owner of 4,248,678 shares and has sole dispositive power of 4,244,743 shares and voting power of 3,622,013 shares.

(d)	The following table provides further detail regarding the shares beneficially owned by our directors and executive officers:

	Shares beneficially owned
	Shares of our common stock issuable with respect to
Name of Beneficial Owner	DSUs	RSUs to lapse within 60 days of March 20, 2017	SARs exercisable within 60 days of March 20, 2017

John F. Bergstrom	11,001	—	—
John C. Brouillard	15,727	—	—
Brad W. Buss	988	—	—
Fiona P. Dias	10,512	—	—
John F. Ferraro	2,443	—	—
Thomas R. Greco	—	21,747	—
Adriana Karaboutis	1,860	—	—
Eugene I. Lee, Jr.	1,272	—	—
William S. Oglesby	15,038	—	—
Reuben E. Slone	988	—	—
Jeffrey C. Smith	1,272	—	—
Thomas B. Okray	—	—	—
Robert B. Cushing	—	—	711
Charles E. Tyson	—	—	—
Natalie S. Schechtman	—	—	—
Michael A. Norona	—	—	—
George E. Sherman	580	—	—
All executive officers and directors as a group (20 persons)	61,681	21,747	6,653

(e)
Includes common shares owned directly by Starboard Value LP through certain managed accounts (the “Managed Accounts”), Starboard Value and Opportunity Master Fund LTD (“Starboard V&O Fund”), Starboard Value and Opportunity S LLC (“Starboard S LLC”), Starboard Value and Opportunity C LP (“Starboard C LP”), Starboard T Fund LP ("Starboard T LP"), Starboard Leaders Select I LP (Starboard Leaders Select I") and Starboard Leaders India LLC ("Starboard India LLC"). Mr. Smith, solely by virtue of his position as a member of the Management Committee of Starboard Value GP LLC (“Starboard Value GP”), the general partner of Starboard Value LP, and as a member and member of the Management Committee of Starboard Principal Co GP LLC (“Principal GP”), the general partner of the member of Starboard Value GP, may be deemed to beneficially own the securities held in the Managed Accounts. Mr. Smith, solely by virtue of his position as a member of the Management Committee of Starboard Value GP, the general partner of the investment manager of Starboard V&O Fund, and as a member and member of the Management Committee of Principal GP, the general partner of the member of Starboard Value GP, may be deemed to beneficially own the securities directly held by Starboard V&O Fund. Mr. Smith, solely by virtue of his position as a member of the Management Committee of Starboard Value GP, the general partner of the manager of Starboard S LLC, and as a member and member of the Management Committee of Principal GP, the general partner of the member of Starboard Value GP, may be deemed to beneficially own the securities directly held by Starboard S LLC. Mr. Smith, solely by virtue of his position as a member of the Management Committee of Starboard Value GP, the general partner of the investment manager of Starboard T LP, and as a member and member of the Management Committee of Principal GP, the general partner of the member of Starboard Value GP, may be deemed to beneficially own the securities directly held by Starboard T LP. Mr. Smith, solely by virtue of his position as a member of the Management Committee of Starboard Value GP, the general partner of the investment manager of Starboard Leaders Select I, and as a member and member of the Management Committee of Principal GP, the general partner of the member of Starboard Value GP, may be deemed to beneficially own the securities directly held by Starboard Leaders Select I. Mr. Smith, solely by virtue of his position as a member of the Management Committee of Starboard Value GP, the general partner of the investment manager of Starboard India LLC, and as a member and member of the Management Committee of Principal GP, the general partner of the member of Starboard Value GP, may be deemed to beneficially own the securities owned directly by Starboard India LLC. Mr. Smith expressly disclaims beneficial ownership of 2,825,000 shares in total, except to the extent of his pecuniary interest therein.

STOCK OWNERSHIP GUIDELINES FOR DIRECTORS AND EXECUTIVE OFFICERS

Stock ownership guidelines are in place for our NEOs and other key employees to further align the interests of members of management with the interests of our stockholders. The ownership requirement may be satisfied through beneficial ownership of our stock, DSUs, time-based restricted stock and RSUs, and vested but unexercised SARs. The ownership requirement for our CEO is six times his annual base pay. The ownership requirement for our President and CFO is three times their annual base pay and two times annual base pay for our Executive Vice Presidents and Senior Vice Presidents.  Executives are expected to achieve their respective levels of stock ownership within five years of the date they enter the listed positions.  Individuals who do not achieve the required levels of ownership within the prescribed amount of time will be required to retain 50 percent of the net shares received upon the exercise of any stock options or SARs or the vesting of any RSUs until the guideline ownership levels have been reached.  Shares or units held by an executive officer in any deferral plan are included in calculating the value of ownership to determine whether the minimum ownership requirement has been met.  The Compensation Committee reviews the stock ownership guidelines and reviews progress toward meeting ownership requirements at least annually.  Based on current ownership and anticipated future stock vesting all executives have satisfied or are projected to satisfy their respective stock ownership requirements by their requisite ownership requirement dates. In order to further align the interests of directors with interests of our stockholders, each of our non-employee directors receives a portion of his or her annual retainer in the form of DSUs, which are held and deferred until his or her service as a director ceases. In addition, directors have the opportunity to defer all or part of their cash retainer in the form of DSUs. Directors and executive officers are subject to our insider trading policy, which prohibits hedging with our stock and prohibits the pledging of our stock unless specified stringent requirements are met.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires "insiders," including our executive officers, directors and beneficial owners of more than 10 percent of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC and the NYSE, and to furnish us with copies of all Section 16(a) forms they file.  Based solely on our review of copies of such forms received by us, or written representations from reporting persons that no Forms 5 were required for those persons, we believe that our insiders complied with all applicable Section 16(a) filing requirements during fiscal 2016, except that for each of George E. Sherman, Tammy M. Finley and Charles E. Tyson, one Form 4 to report the satisfaction of performance conditions for a grant of performance-based SARs was filed late; and for Thomas B. Okray, one Form 4 to report the grant of RSUs was filed late.

EQUITY COMPENSATION PLAN INFORMATION TABLE

The following table sets forth our shares authorized for issuance under our equity compensation plans on December 31, 2016.

	Number of shares to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans(c)
Equity compensation plans
approved by stockholders (d)	495,275	$91.86	5,044,931

Equity compensation plans
not approved by stockholders	—	—	—

Total	495,275	$91.86	5,044,931

(a)
Includes the shares that would be issued upon exercise of outstanding RSUs, performance-based RSUs and DSUs and the net shares that would be issued upon exercise of outstanding SARs and performance-based SARs and is based on management's estimate of the probable vesting outcome for performance-based awards. The gross number of awards expected to vest based on management's estimate of the probable vesting outcome for performance-based awards is 746,353.

(b)	Includes weighted average exercise price of outstanding SARs only based on management's estimate of the probable vesting outcome for performance-based awards.

(c)	Excludes shares reflected in the first column and is based on management's estimate of the probable vesting outcome for outstanding performance-based awards.

(d)	Includes the 2014 LTIP and remaining awards outstanding under the 2004 LTIP.

PROPOSAL NO. 3

STOCKHOLDER ADVISORY VOTE ON THE FREQUENCY OF THE STOCKHOLDER ADVISORY
VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Our Company is also giving you the opportunity to provide your advisory vote, pursuant to the executive compensation and proxy solicitation disclosure requirements of the Securities and Exchange Commission, on how frequently our stockholders should have an advisory, non-binding, vote on the compensation of our named executive officers. You may choose from the following alternatives: every year, every two years, every three years or you may abstain. The Board currently provides this opportunity on an annual basis and asks that you support an annual frequency period for future non-binding stockholder votes on the compensation of our named executive officers.

We believe an annual stockholder advisory vote on compensation of our NEOs has served both our Company and our stockholders well by ensuring a direct alignment between executive compensation and financial performance results. The Board believes an annual stockholder vote will continue to enhance stockholder communication by providing a clear, simple means for the Board to obtain information on investor sentiment about our NEO compensation philosophy and practices and enables us to implement more quickly any modifications that the Board determines to be appropriate.

The Board endorses an annual stockholder advisory vote on our executive compensation program and recommends the stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders determine, on an advisory basis, that the preferred frequency of the advisory vote on the compensation of the Company’s named executive officers should be every year.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR A STOCKHOLDER ADVISORY
VOTE EVERY YEAR (“ONE-YEAR”) TO APPROVE THE COMPENSATION OF
THE COMPANY'S NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 4
APPROVAL OF ADVANCE AUTO PARTS, INC. 2017
AMENDED AND RESTATED EXECUTIVE INCENTIVE PLAN

The Board believes that a well-designed incentive compensation plan for our executives is a significant factor in improving our performance, thereby enhancing shareholder value. The Board also believes that all amounts paid pursuant to such a plan should be deductible by us as a business expense. The Board is asking you to approve the Advance Auto Parts 2017 Executive Incentive Plan (the “Plan”) so we can continue to deduct from our U.S. federal corporate income taxes the full amount of the bonus awards paid under the Plan as allowed by Section 162(m) of the Internal Revenue Code. The disclosure below is a summary only. The full text of the Plan is attached as Appendix A.

Section 162(m) limits our ability to deduct from our federal corporate income taxes compensation in excess of $1 million per year paid to “covered employees” unless the compensation qualifies as “performance-based.” Compensation cannot qualify as “performance-based” unless the Plan under which it is paid is approved by stockholders. “Covered employees” include our Chief Executive Officer and our other four most highly-compensated executive officers.

Any bonuses paid to “covered employees” in accordance with the terms of the Plan will be fully tax deductible by us if this Plan is approved at the Annual Meeting and if we comply with certain other requirements set forth in Section 162(m) of the Internal Revenue Code. If this Plan is not approved at the Annual Meeting, then any bonuses paid to our “covered employees” will not qualify as “performance-based” and will count against the $1 million deductible compensation limit otherwise imposed by Section 162(m).

The Compensation Committee of the Board determines who is eligible to participate in the Plan. Any of our executive officers or the executive officers of any of our subsidiaries may be selected by the Compensation Committee to participate in the Plan. We currently have eight executive officers.

As more fully described in the Compensation Discussion and Analysis section of this Proxy Statement, our annual incentive compensation is designed to attract and retain executives and to motivate those executives to enhance our profitability and growth through performance-based annual cash bonuses. The Plan authorizes the payment of cash bonuses based on our actual performance measured against established business and/or financial performance measures. Within 90 days of the start of each fiscal year, the Compensation Committee will determine the executives who will be Participants in the Plan and will approve the performance measure or measures upon which performance goals will be based, the performance goal or goals applicable to each chosen performance measure, the relative weight of each performance measure if more than one is selected, and each Participant’s target bonus percentage. The performance goals must be objectively determinable and may not be established after 25 percent of the performance period has elapsed. No Participant may receive a bonus under the Plan in excess of the lesser of $5 million or 500 percent of the Participant’s base salary in any fiscal year. The Compensation Committee can base performance goals on one or any combination of the following performance measures related to the Company, a subsidiary or an operating unit:

•	Revenues

•	Operating earnings or margin

•	Earnings before or after taxes, interest, depreciation, and/or amortization

•	Inventory productivity measures such as inventory turns

•	Share price (including, but not limited to, growth measures and total shareholder return)

•	Earnings per share

•	Economic profit or value created

•	Return measures (including, but not limited to, return on assets, capital, invested capital or revenue)

•
Strategic business criteria (including, but not limited to, meeting specified goals relating to available capital, cash or cash flow, market penetration, geographic business expansion, cost targets, customer or employee satisfaction, store sales growth or acquisitions or divestitures of subsidiaries, affiliates or joint ventures)

No bonus may be paid under the Plan unless and until the Compensation Committee certifies that a previously established performance goal or goals have been satisfied. The Compensation Committee may reduce or eliminate any bonus in its discretion despite achievement of the performance goal or goals, but the Compensation Committee may not exercise discretion to increase the amount of bonus payable to a “covered employee.”

The Plan allows a Participant to elect to defer the payment of his or her award in accordance with the terms of our Advance Auto Parts Deferred Compensation Plan (“AAPDC”) as it exists. The Plan does not limit our ability to make payments or awards to employees (including executive officers) under any other plan or arrangement. The Compensation Committee selected adjusted enterprise operating income and enterprise comparable store sales as the performance measures for 2016. The Compensation Committee has selected enterprise operating income, enterprise comparable stores sales and free cash flow as the performance measures for 2017.

Payments made under the Plan will be taxable to the recipients when paid. If a Participant properly elects to defer a portion of the bonus award to our AAPDC Plan, or any successor plan, the Participant will generally be entitled to defer the recognition of income in accordance with the terms of the deferred compensation plan. As described above, we intend payments under the Plan to qualify as “performance-based” compensation under Section 162(m). As a result, we will generally be entitled to a federal income tax deduction corresponding to the amount of income recognized by the Participant.

The Compensation Committee will have full authority to interpret the Plan, to establish rules and regulations relating to the Plan’s operation, to select the Plan’s Participants, to determine amounts of awards under the Plan and to make all other determinations with respect to the Plan. The Compensation Committee may terminate or amend the Plan at any time. However, any amendment that would require stockholder approval pursuant to Section 162(m), the NYSE listing rules, or any other applicable law, rule or regulation will not be effective without stockholder approval (for example, an amendment to change the approved performance measures or to increase the maximum bonus that may be awarded to an individual Participant in any given year).

The amount that may be paid in the future to any particular person or group under the Plan is not currently determinable. No amount was paid to the Plan's Participants for the last completed fiscal year. Information regarding our recent practices with respect to annual incentive awards under the current programs is presented in the “Summary Compensation Table.”

The Plan will be effective as of January 1, 2017, the commencement of the current fiscal year, subject to stockholder approval at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF
THE 2017 AMENDED AND RESTATED EXECUTIVE INCENTIVE PLAN.

PROPOSAL NO. 5

RATIFICATION OF APPOINTMENT BY THE AUDIT COMMITTEE OF
DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR 2017

Our Audit Committee is directly responsible for the appointment, retention, fees and oversight of the independent registered public accounting firm retained to audit our financial statements. Deloitte has continuously served as our independent registered public accounting firm since 2002. The lead engagement partner from Deloitte is required to be rotated every five years, and in 2016 a new lead engagement partner was selected in connection with this rotation process. The process for selection of the new lead engagement partner included a meeting between the Chair of the Audit Committee and the candidate for this role, as well as discussion by the full Audit Committee and meetings with senior management. In addition, our Audit Committee periodically considers whether there should be a rotation of the independent registered public accounting firm in conjunction with its review of Deloitte’s independence, qualifications and performance.

Our Audit Committee has appointed Deloitte as our independent registered public accounting firm for fiscal year 2017 because our Audit Committee believes the continued retention of Deloitte to serve as our independent registered public accounting firm is in the best interest of us and our stockholders. You are being asked to ratify the appointment by our Audit Committee of Deloitte as our independent registered public accounting firm for fiscal year 2017 although your ratification of the selection of Deloitte as our independent registered public accounting firm is not required by our Bylaws or otherwise. If our stockholders do not ratify the selection of Deloitte, the Audit Committee will reconsider whether or not to retain Deloitte in the future. However, the Audit Committee is not bound by a vote either for or against the firm. Members of Deloitte will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.  If Deloitte should decline to act or otherwise become incapable of acting, or if Deloitte’s engagement is discontinued for any reason, our Audit Committee will appoint another accounting firm to serve as our independent registered public accounting firm for fiscal year 2017.

 2016 and 2015 Audit Fees

The following table summarizes the aggregate fees billed by Deloitte for 2016 and 2015 for the following professional services:

	2016	2015
	($ in thousands)
Audit Fees (a)	$4,629	$4,434
Audit-Related Fees (b)	—	139
Tax Fees (c)	23	20
All Other Fees	—	—
Total	$4,652	$4,593

(a)	Fees for audit services billed for 2016 and 2015 consisted of fees for:

•	the audit of our annual financial statements;

•	the attestation of management’s assessment and effectiveness of internal controls as required by Section 404 of the Sarbanes-Oxley Act of 2002;

•	reviews of our quarterly financial statements; and

•	statutory and regulatory audits, consents and other services related to SEC matters.

(b)	Fees for audit-related services billed in 2015 consisted primarily of advisory services pertaining to GPI's accounting processes and procedures.

(c)	Tax fees billed in 2016 and 2015 were primarily related to an international subsidiary.

The Audit Committee is required by its charter to pre-approve audit services and permitted non-audit services to be performed by our independent registered public accounting firm.  The Audit Committee approved all services provided by Deloitte during 2016.

In considering the nature of the non-audit services provided by Deloitte, the Audit Committee determined that such services are compatible with maintaining the independent accountant's independence.  The Audit Committee discussed these non-audit services with Deloitte and management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017.

AUDIT COMMITTEE REPORT
We are responsible for providing independent, objective oversight of the Company's accounting functions and internal controls and operate pursuant to a written charter approved by the Company’s Board.  We are comprised entirely of at least three independent directors who meet independence, experience and other qualification requirements of the NYSE listing standards, Section 10A(m)(3) of the Securities Exchange Act of 1934, and the rules and regulations of the SEC.  The Company’s Board has determined the Audit Committee’s chair, Mr. Buss and Audit Committee member John Ferraro, by virtue of their education, training and professional experience, qualify as the Audit Committee "financial experts," as defined by SEC rules.
Management is responsible for the Company’s financial reporting process, including the Company’s system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States.  The Company’s independent registered public accounting firm, or "independent accountants," is responsible for auditing its consolidated financial statements and providing an opinion as to their conformity with accounting principles generally accepted in the United States as well as attesting and reporting on the effectiveness of its internal controls over financial reporting.  Our responsibility is to monitor and review these processes. It is not our duty or responsibility to conduct auditing or accounting reviews or procedures.  Consequently, in carrying out our oversight responsibilities, we shall not be charged with, and are not providing, any expert or special assurance as to the Company’s financial statements, or any professional certification as to the independent accountants’ work.  In addition, we have relied on management’s representation that the financial statements have been prepared with integrity and objectively in conformity with accounting principles generally accepted in the United States and on the representations of the independent accountants included in their report on the Company’s financial statements.
During 2016 we met twelve times, including eight times via conference call.  We schedule our meetings to ensure we have sufficient time to devote attention to all of our tasks.  During 2016 and subsequent to the end of the year, we:

•	appointed Deloitte as the independent registered public accounting firm for fiscal year 2016;

•	met with management and the independent accountants to review and discuss the Company’s critical accounting policies and significant estimates;

•	met with management and the independent accountants to review and approve the fiscal year 2016 audit plan;

•	met regularly with both the independent accountants and the Chief Internal Audit Executive outside the presence of management;

•
met with management and the independent accountants to review the audited financial statements for the year ended December 31, 2016, and internal controls over financial reporting as of December 31, 2016;

•	reviewed and discussed the quarterly and annual reports prior to filing with the SEC;

•	reviewed and discussed the quarterly earnings press releases;

•	reviewed the Company's response to the SEC's comment letter;

•	met with the Chief Internal Audit Executive to review, among other things, the audit plan, test work, findings and recommendations, and staffing;

•	reviewed the processes by which risk is assessed and mitigated; and

•	completed all other responsibilities under the Audit Committee charter.
We have discussed with the independent accountants the matters required by PCAOB Auditing Standards and related Rules, including Auditing Standard 1301, Communications with Audit Committees, and SEC Regulation S-X Rule 2-07, Communication With Audit and Finance Committees (Rule 2-07), which includes a review of significant accounting estimates and the Company’s accounting practices. In addition, we have received written disclosures and the letter from the independent accountants required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and discussed with the independent accountants their firm’s independence.
Based upon our discussion with management and the independent accountants, and our review of the representations of management and the independent accountants, we recommended to the Board that the audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2016.
We considered whether the independent accountants’ provision of non-audit services to the Company is compatible with maintaining the independent accountants’ independence and have determined the provision of the non-audit services is compatible with the independent accountants’ independence.  Accordingly, we have approved retention of Deloitte as the Company’s independent registered public accounting firm for fiscal year 2017.
We reviewed and reassessed the adequacy of the Audit Committee Charter and recommended no changes.

THE AUDIT COMMITTEE
Brad W. Buss, Chair    Adriana Karaboutis
John F. Ferraro        Reuben E. Slone

PROPOSAL NO. 6

AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO REDUCE
THE THRESHOLD STOCK OWNERSHIP REQUIREMENT FROM 25 PERCENT TO 10 PERCENT
FOR STOCKHOLDERS TO CALL A SPECIAL MEETING

After discussion and consideration, and upon recommendation of the Nominating and Corporate Governance Committee, our Board recommends that stockholders vote “FOR” the proposal to amend our Certificate of Incorporation to reduce the threshold ownership requirement for stockholders to call a special meeting. This amendment would permit stockholders who own at least 10 percent of the voting power of our common stock in the aggregate to call a special meeting of stockholders. The current minimum stock ownership requirement to call a special meeting is 25 percent of the voting power of our common stock.

Our Current Special Meeting Provisions and Proposed Amendments

Our Certificate of Incorporation and Amended and Restated Bylaws permit stockholders who hold 25 percent in the aggregate of the outstanding common stock of the Company to call a special meeting of stockholders, irrespective of the length of time they have held such stock. We are asking our stockholders to approve an amendment to our Certificate of Incorporation to reduce the threshold stock ownership requirement for calling a special meeting from 25 percent to 10 percent.

Article VII.B. of our Certificate of Incorporation currently provides that “Special meetings of stockholders may be called only by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer, or stockholders who hold at least 25 percent, in the aggregate, of the outstanding common stock of the Corporation, and may not be called by any other person or persons.”  The proposed Certificate of Amendment to the Certificate of Incorporation (“Special Meeting Certificate Amendment”) will provide that Article VII.B. of the Certificate of Incorporation be amended as follows:

“Special meetings of stockholders may be called only by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer, or stockholders who hold at least ~~25~~ 10 percent, in the aggregate, of the outstanding common stock of the Corporation, and may not be called by any other person or persons.”

Likewise, Section 2.03 of our Amended and Restated By-laws currently provides that “A special meeting of stockholders, for any purpose or purposes, may be called only by the Chief Executive Officer, the Chair of the Board of Directors, the Board of Directors, or stockholders who hold at least 25 percent, in the aggregate, of the outstanding common stock of the Corporation, and may not be called by any other person or persons.” Subject to the approval of the Special Meeting Certificate Amendment by the stockholders, the Board has approved conforming changes to our Amended and Restated By-Laws, which will become effective upon the effectiveness of the Special Meeting Certificate Amendment, so that Section 2.03 of the Amended and Restated By-Laws will be amended as follows:

“A special meeting of stockholders, for any purpose or purposes, may be called only by the Chief Executive Officer, the Chair of the Board of Directors, the Board of Directors, or stockholders who hold at least ~~25~~ 10 percent, in the aggregate, of the outstanding common stock of the Corporation, and may not be called by any other person or persons.”

The Nominating and Governance Committee and the Board have reviewed the special meeting provisions in our current Certificate of Incorporation and Amended and Restated By-laws and have considered the implications of amending such provisions to reduce the minimum threshold stock ownership requirements for stockholders to call a special meeting. After reviewing the relevant facts, including the views expressed by certain of our stockholders and the policies of a number of our peer companies, and based upon the recommendation of the Nominating and Corporate Governance Committee, our Board approved and declared advisable the Special Meeting Certificate Amendment at its meeting on February 15, 2017. The Special Meeting Certificate Amendment will become effective following the requisite stockholder vote and upon the filing of the Special Meeting Certificate Amendment with the Delaware Secretary of State. We plan to file the Special Meeting Certificate Amendment promptly after the requisite stockholder vote is obtained.

As a result of this amendment, the minimum stock ownership threshold for calling a special meeting imposed by our current Certificate of Incorporation and Amended and Restated By-laws will be reduced from 25 percent, and stockholders holding 10 percent or more in the aggregate of our outstanding common stock will be able to call special meetings of stockholders. In light of the greatly reduced ownership threshold, the Board has adopted related procedural by-law provisions which are intended to curb potential abuse of the special meeting process. The Amended and Restated By-Laws that will be adopted commensurate with obtaining stockholder approval of the Special Meeting Certificate Amendment will provide that (i)

the Board of Directors shall call the Special Meeting within 90 days of the receipt of the request to call a Special Meeting (or 120 days if called in connection with the nomination of a director), and (ii) the Board of Directors shall not be required to call a special meeting if the request notice is received within 90 days prior to the first anniversary of last years’ annual stockholders meeting or the request notice contains an item of business substantially similar to an item of business presented to the stockholders within 90 days of the receipt of such request notice.

Reasons for Amendment and Restatement

Our Board of Directors has carefully reviewed the appropriate ownership threshold within our governance framework to apply to our stockholders’ ability to call a special meeting. Specifically, the Board sought to ensure that the ability to call a special meeting is a meaningful tool for our stockholders as a whole to bring matters before our stockholders without allowing the right to be used to promote special-interest agendas of a minority of stockholders. After careful consideration, our Board has concluded that it would be in the best interests of our stockholders to reduce the current 25 percent threshold to ten percent.

Our Board understands that allowing stockholders to call special meetings is consistent with evolving corporate governance practices and further recognizes that reducing the share ownership threshold for stockholders to call a special meeting will enhance stockholder rights and Board accountability. As always, we strive to promote the rights of all of our stockholders and to protect their interests in the Company. In light of these current practices and beliefs, our Board believes it to be in the best interest of the stockholders to reduce the stock ownership threshold to permit stockholders who own at least ten percent of the voting power of our common stock to call a special meeting.

Vote Required

The Special Meeting Certificate Amendment has been adopted by the Board, and according to our current Certificate of Incorporation, approval of the Special Meeting Certificate Amendment requires the affirmative vote of holders of at least a majority of the outstanding voting power of the capital stock of the Company entitled to vote.

Subject to the approval of the Special Meeting Certificate Amendment by the stockholders, the Board has approved conforming changes to our Amended and Restated By-Laws, which will become effective upon the effectiveness of the Special Meeting Certificate Amendment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO
THE CERTIFICATE OF INCORPORATION TO REDUCE THE THRESHOLD STOCK OWNERSHIP REQUIREMENT FROM 25 PERCENT TO 10 PERCENT FOR STOCKHOLDERS TO CALL A SPECIAL MEETING.

OTHER MATTERS

A copy of our 2016 annual report to stockholders is being sent to each stockholder of record together with this Proxy Statement.  The annual report is not part of our proxy soliciting material, but it can be accessed at www.AdvanceAutoParts.com under the Investor Relations section.

By order of the Board of Directors,
Tammy Moss Finley
Executive Vice President, General Counsel and Corporate Secretary

Roanoke, Virginia
April 6, 2017

APPENDIX A
ADVANCE AUTO PARTS, INC.
2017 Amended and Restated Executive Incentive Plan

ARTICLE I
INTRODUCTION AND PURPOSE

Advance Auto Parts adopted the Advance Auto Parts, Inc. Executive Incentive Plan (the “Original Plan”), which expired by its terms as of the close of business on December 30, 2016. The Company wishes to adopt this Amended and Restated Executive Incentive Plan, effective as of the Effective Date. The purpose of the Plan is to permit the Company to make cash incentive awards to eligible employees of the Company based on the satisfaction of specific performance objectives.

ARTICLE II
DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

(a)    “Award” means an incentive award which, subject to such terms and conditions as may be prescribed by the Committee, entitles a Participant to receive a cash payment from the Company or a Subsidiary pursuant to Article IV.

(b)    “Board” means the Board of Directors of the Company.

(c)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute, and applicable regulations.

(d)    “Committee” means the Compensation Committee of the Board or such other committee or subcommittee as may be designated by the Board. The Committee shall be comprised of not fewer than two members who shall be “outside directors” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

(e)    “Company” means Advance Auto Parts, Inc., a Delaware corporation.

(f)    “Covered Employee” means a Participant who the Committee determines meets the definition of a Covered Employee as defined in Code Section 162(m)(3) and the regulations promulgated thereunder, which definition generally includes the chief executive officer of the Company and the four highest compensated officers of the Company other than the chief executive officer.

(g)    “Effective Date” means January 1, 2017, subject to approval by stockholders as presented in Article VIII, on May 17, 2017. The effective date of the Original Plan was December 31, 2006, subject to approval by the stockholders on May 16, 2007.

(h)    “Employee” means any person, including a member of the Board, who is employed by the Company or a Subsidiary.

(i)    “Fair Market Value” means, on any given date, the closing price of a share of common stock of the Company as reported on the New York Stock Exchange composite tape on such date, or if such common stock was not traded on the New York Stock Exchange on such day, then on the next preceding day that such common stock was traded on such exchange, all as reported by such source as the Committee may select.

(j)    “Original Plan” has the meaning set forth in Article I.

(k)    “Participant” means an Employee who is granted an Award by the Committee.

(l)    “Performance-Based Compensation” means an Award that is intended to constitute “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.

(m)    “Performance Objective” is defined in Section 4.2.

(n)    “Performance Period” is defined in Section 4.2.

(o)    “Plan” means the 2017 Amended and Restated Advance Auto Parts, Inc. Executive Incentive Plan, as set forth herein and as amended from time to time.

(p)    “Subsidiary” means any corporation (other than the Company), limited liability company, partnership, or other business organization of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

ARTICLE III
ELIGIBILITY

Awards may be granted to any Employee who is designated as a Participant from time to time by the Committee. The Committee shall determine which Employees shall be Participants and the terms, conditions, and limitations applicable to each Award not inconsistent with the Plan. Designation by the Committee as a Participant for an Award in one period shall not confer on a Participant the right to participate in the Plan for any other period.

ARTICLE IV
INCENTIVE AWARDS

Section 4.1    General. Awards may be granted to a Participant in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee. The Committee, at the time an Award is made, shall specify the terms and conditions which govern the Award, which terms and conditions shall prescribe that the Award shall be earned only upon, and to the extent that, Performance Objectives as described in Section 4.2, are satisfied within a designated time. Different terms and conditions may be established by the Committee for different Awards and for different Participants.

Section 4.2    Performance Objectives. The vesting and payment of Awards shall be contingent upon the degree of attainment of such objectively determinable performance goals (the “Performance Objectives”) over such period (the “Performance Period”) as shall be specified by the Committee at the time the Award is granted. Performance Objectives will be established prior to or within the first ninety (90) days of each Performance Period, provided that the outcome is substantially uncertain at the time the Committee actually established the goal, or by such earlier time as is prescribed by Section 162(m) of the Code or the regulations thereunder in order for them to be considered “pre-established.” However, in no event will a Performance Objective be considered pre-established if it is established after 25% of the Performance Period (as scheduled in good faith at the time the goal is established) has elapsed. The Performance Objectives may be stated with respect to one or any combination of the following measures based on the Company, a Subsidiary, or an operating unit: (i) revenues; (ii) operating earnings or margin; (iii) earnings before or after taxes, interest, depreciation, and/or amortization; (iv) inventory productivity measures such as inventory turns; (v) share price (including, but not limited to, growth measures and total stockholder return); (vi) earnings per share; (vii) economic profit or value created; (viii) return measures (including, but not limited to, return on assets, capital, invested capital, or revenue); (viii) strategic business criteria (including, but not limited to, meeting specified goals relating to available capital, cash or cash flow, market penetration, geographic business expansion, cost targets, customer or employee satisfaction, store sales growth or acquisitions or divestitures of subsidiaries, affiliates, or joint ventures). The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods (e.g., earnings per share growth), or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. Performance Objectives may be measured on a cumulative basis, or in the alternative on an annual, quarterly or other periodic basis, or in the form of a matrix combining various Performance Objectives and weighting them in any manner that the Committee may determine, in its sole discretion.

Section 4.3    Payment of Awards. Awards shall be made to Participants in a single lump sum in cash at a time determined by the Committee, but in no event later than two and one-half months after the end of the fiscal year in which the Performance Period ends. The actual amount of payment under an Award will be calculated by applying the degree of attainment of Performance Objectives. The Committee shall make all calculation of payments and shall certify in writing the extent, if any, to which the Performance Objectives have been met. In no event shall a Covered Employee receive an Award payment in any fiscal year that exceeds the lesser of (i) $5,000,000 or (ii) 500% of the Covered Employee’s base salary (prior to any salary reduction or deferral elections) as of the date of the Award. The Committee shall not have any discretion to determine that an Award will be paid to a Covered Employee if the Performance Objective for such Award is not attained. The Committee shall, however, have the authority to reduce or eliminate any Award under the Plan.

Section 4.4    Disability, Death, or Other Circumstances. The Committee may provide that an Award shall be payable, in whole or in part, in the event of the Participant’s disability or death, a change in control or under other circumstances consistent with the Treasury regulations and rulings under Section 162(m) of the Code.

Section 4.5    Adjustments. To the extent applicable, subject to the following sentence and unless the Committee determines otherwise, the determination of the achievement of Performance Objectives shall be based on the relevant financial measure, computed in accordance with U.S. generally accepted accounting principles (“GAAP”), and in a manner consistent with the methods used in the Company’s audited financial statements. In setting the Performance Objectives for Performance-Based Compensation within the period prescribed in Section 4.2, the Committee may provide for such adjustments as it deems appropriate, to the extent consistent with the requirements of Section 162(m) of the Code.

ARTICLE V
ADMINISTRATION

The Plan shall be administered by the Committee. The Committee shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Committee shall have the power to construe and interpret the Plan and to determine all questions that shall arise thereunder. The Committee shall have such other and further specified duties, powers, authority, and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Committee may appoint such agents, who need not be members of the Committee, as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Committee may deem expedient or appropriate that are not inconsistent with the intent of the Plan to the fullest extent permitted under applicable law. The decision of the Committee or any agent of the Committee upon all matters within the scope of its authority shall be final and conclusive on all persons.

ARTICLE VI
AMENDMENT AND TERMINATION

Section 6.1    Amendment of Plan. The Company has the right, at any time and from time to time, to amend in whole or in part any of the terms and provisions of the Plan to the extent permitted by law for whatever reason(s) the Company may deem appropriate. No amendment that would increase the maximum amount payable to a Covered Employee as specified in Section 4.3 shall be effective without approval of the stockholders of the Company.

Section 6.2    Termination of Plan. The Company expressly reserves the right, at any time, to suspend or terminate the Plan in whole or in part to the extent permitted by law for whatever reason(s) the Company may deem appropriate, including, without limitation, suspension or termination as to any Subsidiary, Employee, or class of Employees.

Section 6.3    Procedure for Amendment or Termination. Any amendment to the Plan or termination of the Plan shall be made by the Company by resolution of the Committee and shall not require the approval or consent of any Subsidiary or Participant to be effective to the extent permitted by law. Any amendment to the Plan or termination of the Plan may be retroactive to the extent not prohibited by applicable law.

ARTICLE VII
MISCELLANEOUS

Section 7.1    Rights of Employees. Status as an eligible Employee shall not be construed as a commitment that any Award will be made under the Plan to such eligible Employee or to eligible Employees generally. Nothing contained in the Plan (or in any other documents related to this Plan or to any Award) shall confer upon any Employee any right to continue in the employ or service of the Company or any Subsidiary or constitute any contract or limit in any way the right of the Company to change such person’s compensation or other benefits or to terminate the employment or service of such person with or without cause.

Section 7.2    Unfunded Status. The Plan shall be unfunded. Neither the Company, any Subsidiary, the Committee, nor the Board shall be required to segregate any assets that may at any time be represented by Awards made pursuant to the Plan. Neither the Company, any Subsidiary, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan.

Section 7.3    Limits on Liability. Any liability of the Company or any Subsidiary to any Participant with respect to an Award shall be based solely upon contractual obligations created by the Plan. Neither the Company nor any Subsidiary nor any member of the Board or the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration, or application of the Plan, shall have any liability to any party for any action taken or not taken in good faith under the Plan. To the extent permitted by applicable law, the Company shall indemnify and hold harmless each member of the Board and the Committee from and against any and all liability, claims, demands, costs, and expenses (including the costs and expenses of attorneys incurred in connection with the investigation or defense of claims) in any manner connected with or arising out of any actions or inactions in connection with the administration of the Plan except for such actions or inactions which are not in good faith or which constitute willful misconduct.

Section 7.4    Interpretation. Unless otherwise expressly stated by the Committee with respect to an Award, each Award granted to a Covered Employee under the Plan is intended to be Performance-Based Compensation that is fully deductible by the Company for federal income taxes and not subject to the deduction limitation of Section 162(m) of the Code, and the Plan shall be construed or deemed amended to the extent possible to conform any Award to effect such intent. The Plan is intended to meet the short-term deferral exception under Code Section 409A such that payments made to Participants under the Plan are not deferred compensation subject to the provisions of Code Section 409A.

Section 7.5    Tax Withholding. The Company shall be entitled to withhold from any payment made under the Plan the full amount of any required federal, state, or local taxes.

Section 7.6    Nontransferability of Benefits. A Participant may not assign or transfer any interest in an Award. Notwithstanding the foregoing, upon the death of a Participant, the Participant’s rights and benefits under the Plan shall pass by will or by the laws of descent and distribution.

Section 7.7    Governing Law. To the extent not governed by federal law, the Plan shall be construed in accordance with and governed by the laws of the State of Delaware.

ARTICLE VIII
EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan shall be effective as of the Effective Date, subject to approval and ratification of the Plan by the stockholders of the Company to the extent necessary to satisfy the requirements of the Code, the New York Stock Exchange or other applicable federal or state law. If not sooner terminated by the Board, this Plan shall terminate at the close of business on December 31, 2026. Notwithstanding the foregoing, if Awards are granted as Performance-Based Compensation, the Plan must be reapproved by the Company’s stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the Plan, if additional Performance-Based Compensation will be granted, and if required by Section 162(m) of the Code or the regulations thereunder.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern Daylight Time (EDT) on May 16, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. EDT on May 16, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If voting by Internet or telephone, there is NO need to mail back the attached proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E24568-P89251

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ADVANCE AUTO PARTS, INC.

The Board of Directors recommends that you vote "FOR" all Nominees listed in Proposal 1.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees:

01) John F. Bergstrom
02) John C. Brouillard
03) Brad W. Buss
04) Fiona P. Dias
05) John F. Ferraro
06) Thomas R. Greco
07) Adriana Karaboutis
08) Eugene I. Lee, Jr.
09) William S. Oglesby
10) Reuben E. Slone
11) Jeffrey C. Smith

The Board of Directors recommends that you vote "FOR" Proposal 2.

	For	Against	Abstain
2. Approve, by advisory vote, the compensation of our named executive officers.	☐	☐	☐

The Board of Directors recommends you vote "1 YEAR" on the following Proposal:

	1 Year	2 Years	3 Years	Abstain
3. Recommend, by advisory vote, how often stockholders should vote on the compensation of our named executive officers.	☐	☐	☐	☐

The Board of Directors recommends that you vote "FOR" Proposals 4, 5 and 6.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Transact other business that may properly come before the meeting or any meetings held upon any adjournment or postponement of the meeting.

All proxies heretofore given or executed with respect to the shares of stock represented by this proxy are, by the filing of this proxy, expressly revoked.

Our Annual Report to Stockholders and Proxy Statement for the 2017 Annual Meeting can be viewed on the Internet at http://www.AdvanceAutoParts.com.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E24569-P89251

- PROXY - **- PROXY -**

This proxy is solicited by the Board of Directors of Advance Auto Parts, Inc.

The undersigned stockholder(s) hereby appoint(s) Tammy M. Finley and Thomas B. Okray, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ADVANCE AUTO PARTS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 A.M., EDT on Wednesday, May 17, 2017, at Advance Auto Parts Store Support Center, University Building, 4709 Hargrove Rd., Raleigh, NC 27616, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and in the discretion of the proxies named herein on any other matters as may properly come before the meeting or postponement thereof. Receipt of notice of the annual meeting and proxy statement for the 2017 Annual Meeting is hereby acknowledged.

Address Changes/Comments: ______________________________

____

(If any Address Changes/Comments have been noted above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

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